Filed Pursuant to Rule 424(b)(5)
Registration No. 333-219925

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Ordinary shares, par value US$0.00002 per share(1)	US$100,000,000	US$11,590

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-164523). Each American depositary share represents four ordinary shares.
(2)	Calculated in accordance with Rules 457(o) of Regulation C under the Securities Act of 1933, as amended, based on the maximum aggregate offering price of the securities offered.

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 22, 2017)

JinkoSolar Holding Co., Ltd.

US$100,000,000
Ordinary Shares Represented by American Depositary Shares

We have entered into a distribution agency agreement with Credit Suisse Securities (USA) LLC and Barclays Capital Inc., or the sales agents, relating to our American Depositary Shares, or ADSs. Each ADS represents four ordinary shares, par value US$0.00002 per share. The ADSs are offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the distribution agency agreement, we may offer and sell our ADSs having an aggregate offering price of up to US$100,000,000 from time to time on the New York Stock Exchange, or the NYSE, or other markets for our ADSs in the U.S. through the sales agents.

Our ADSs are traded on the NYSE under the symbol “JKS.” On September 19, 2017, the closing sale price of our ADSs on the NYSE was US$27.71 per ADS.

Sales of our ADSs under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at-the-market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including by means of ordinary brokers’ transactions on or through the NYSE or other markets for our ADSs, sales made to or through a market maker other than on an exchange or otherwise in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices, or as otherwise agreed with the sales agents. Credit Suisse Securities (USA) LLC and Barclays Capital Inc. will act as sales agents on a reasonable efforts basis consistent with their respective normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

We also may sell some or all of the ADSs to either sales agent as principal for its own account at a price per share agreed upon at the time of sale. If we sell ADSs to a sales agent as principal, we will enter into a separate terms agreement setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

The sales agents will be entitled to compensation at a commission rate of up to 2.00% of the gross sales price per ADS sold. In connection with the sale of our ADSs on our behalf, the sales agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agents may be deemed to be underwriting commissions or discounts.

Before buying shares of our common shares, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-7 of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Credit Suisse	Barclays

The date of this prospectus supplement is September 27, 2017.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, from time to time, we may sell any combination of the securities described in the accompanying prospectus in one or more offerings, subject in certain cases to the receipt of regulatory approval. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our ADSs and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part consists of the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not be applicable to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and Credit Suisse Securities (USA) LLC and Barclays Capital Inc. have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Credit Suisse Securities (USA) LLC and Barclays Capital Inc. are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

•	“we,” “us,” “our company,” “our” or “JinkoSolar” refer to JinkoSolar Holding Co., Ltd., a Cayman Islands holding company, its current and former subsidiaries for the relevant periods;
•	“2009 Long Term Incentive Plan” refers to the 2009 Long Term Incentive Plan adopted on July 10, 2009, which was subsequently amended and restated;
•	“2014”, “2015” and “2016” refers to our fiscal years ended December 31, 2014, 2015 and 2016, respectively;
•	“2014 Equity Incentive Plan” refers to the 2014 Equity Incentive Plan adopted on August 18, 2014;
•	“ADSs” refers to our American depositary shares, and “ADRs” refers to the American depositary receipts evidencing our ADSs;
•	“CE” refers to CE certification, a verification of electromagnetic compatibility (EMC) compliance issued by SGS Taiwan Ltd. certifying compliance with the principal protection requirement of directive 2004/108/EC of the European Union and EN61000-6-3:2001+A11:2004 and EN61000-6-1:2001 standards;
•	“CQC” refers to the certificate issued by China Quality Certification Centre certifying that our solar modules comply with IEC61215:2005 and IEC61730-2:2004 standards;
•	“CSRC” refers to the China Securities Regulatory Commission;
•	“DG projects” refers to distributed generation solar power projects, including ground-mounted distributed generation projects and rooftop distributed generation projects;
•	“Euro,” “EUR” or “€” refers to the legal currency of the European Union;
•	“FIT” refers to feed-in tariff(s), the government guaranteed and subsidized electricity sale price at which solar power projects can sell to the national power grids. FIT in China is set by the central government consisting of the applicable national government subsidies paid from the Renewable Energy Development Fund, as well as the desulphurized coal benchmark electricity price paid by State Grid;

•	“ground-mounted projects” refers to solar power projects built on the ground, consisting of ground-mounted DG projects and utility-scale projects;
•	“ground-mounted DG projects” refers to small-scale ground-mounted projects with capacity less than or equal to 20 MW and 35 kV or lower grid connection voltage grade (except in the northeastern regions, where connection voltage must be 66 kV or lower) and with a substantial portion of the electricity generated to be consumed within the substation area of the grid connection points;
•	“JET” refers to the certificate issued by Japan Electrical Safety & Environment Technology Laboratories certifying that our modules comply with IEC61215:2005, IEC61730-1:2004 and IEC61730-2:2004 standards;
•	“Jiangxi Desun” refers to Jiangxi Desun Energy Co., Ltd., an entity in which our founders and substantial shareholders, Xiande Li, Kangping Chen and Xianhua Li, each holds more than 10%, and collectively hold 73%, of the equity interest;
•	“Jiangxi Jinko” refers to Jinko Solar Co., Ltd., our wholly-owned operating subsidiary incorporated in the PRC;
•	“Jiangxi Jinko Engineering” refers to Jinko Power Technology Co., Ltd., formerly known as Jiangxi JinkoSolar Engineering Co., Ltd., previously one of our indirect subsidiaries, and its subsidiaries;
•	“Jiangxi Materials” refers to Jiangxi Photovoltaic Materials Co., Ltd., our wholly-owned operating subsidiary incorporated in the PRC by Jiangxi Jinko on December 1, 2010;
•	“JinkoSolar Power” refers to JinkoSolar Power Engineering Group Limited;
•	“JPY” refers to Japanese Yen;
•	“kV” refers to kilovolts;
•	“local grid companies” refers to the subsidiaries of the State Grid in China;
•	“MCS” refers to MCS certificate of factory production control issued by British Approvals Board for Telecommunications certifying that the production management system of our certain types of solar panels complies with MCS005 Issue 2.3 and MCS010 Issue 1.5 standards;
•	“MIIT” refers to the Ministry of Industry and Information Technology of China;
•	“MOF” refers to the Ministry of Finance of China;
•	“NYSE” refers to the New York Stock Exchange;
•	“OEM” refers to an original equipment manufacturer who manufactures products or components that are purchased by another company and retailed under that purchasing company’s brand name;
•	“PRC” or “China” refers to the People’s Republic of China, excluding, for purposes of this prospectus supplement, Taiwan, Hong Kong and Macau;
•	“PV” refers to photovoltaic;
•	“RMB” or “Renminbi” refers to the legal currency of China;
•	“SAFE” refers to the State Administration of Foreign Exchange of China;
•	“SAT” refers to the State Administration of Taxation of China;
•	“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.00002 per share;
•	“State Council” refers to the State Council of China;
•	“State Grid” refers to State Grid Corporation of China and the local grid companies;

•	“TÜV” refers to TÜV certificates, issued by TÜV Rheinland Product Safety GmbH certifying that certain types of our solar modules comply with IEC 61215:2005, EN 61215:2005, IEC 61730-1:2004, IEC 61730-2:2004, EN 61730-1:2007 and EN 61730-2:2007 standards;
•	“UL” refers to the certificate issued by Underwriters Laboratories Inc., to certify that certain types of our solar modules comply with its selected applicable standards;
•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States;
•	“utility-scale projects” refers to ground-mounted projects that are not ground-mounted DG projects;
•	“watt” or “W” refers to the measurement of total electrical power, where “kilowatt” or “kW” means one thousand watts, “megawatts” or “MW” means one million watts and “gigawatt” or “GW” means one billion watts; and
•	“Zhejiang Jinko” refers to Zhejiang Jinko Solar Co., Ltd., formerly Zhejiang Sun Valley Energy Application Technology Co., Ltd., a solar cell supplier incorporated in the PRC which has been our wholly-owned subsidiary since June 30, 2009.

We publish our consolidated financial statements in Renminbi. The conversion of Renminbi into U.S. dollars in this prospectus supplement is solely for the convenience of readers. The exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement and the accompany prospectus were made at a rate of RMB6.7793 to US$1.00, the noon buying rate in effect as of June 30, 2017. The Renminbi is not freely convertible into foreign currency. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement and the information incorporated herein by reference include “forward-looking statements” within the meaning of, and intended to qualify for the safe harbor from liability established by, the United States Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections expectations or any combination of the above regarding future events, which may or may not occur. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify these forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, including their negatives. This prospectus supplement also contains data, including industry-demand and product-pricing data, related to the PV market in several countries, including China. These market data include projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. The “Risk Factors” section of this prospectus supplement directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

We do not guarantee that the transactions and events described in this prospectus supplement and the accompanying prospectus will happen as described or that they will happen at all. You should read this prospectus supplement and the accompanying prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward-looking statements and any related statements made in this prospectus supplement and the documents incorporated by reference are made as of the date of the respective documents. The forward-looking statements obtained from third-party studies or reports are made as of the date of the corresponding study or report. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though circumstances may change in the future.

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider before investing in shares of our ADSs. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, the information included under the section entitled “Risk Factors” and the financial statements and the related notes thereto incorporated by reference in this prospectus supplement, before you decide to invest in our ADSs.

Our Company

We are a global leader in the photovoltaic industry based in China. We have built a vertically integrated solar power product value chain, from recovering silicon materials to manufacturing solar modules. We sell most of our solar modules under our own “JinkoSolar” brand, with a small portion of solar modules on an OEM basis. We also sell silicon wafers and solar cells that we do not use in our solar module production.

We sell our products in major export markets and China. We have 18 global sales offices in China, United Kingdom, Bulgaria, Greece, Romania, United Arab Emirates, Jordan, Saudi Arabia, Kuwait, Egypt, Morocco, Ghana, Kenya, Costa Rica, Colombia, Brazil and Mexico and 15 oversea subsidiaries in Japan, Singapore, India, Turkey, Germany, Italy, Switzerland, United States, Canada, Mexico, Brazil, Chile, Australia and South Africa, to conduct sales, marketing and brand development for our products around the world. As of June 30, 2017, we had an aggregate of more than 1,500 customers for our solar modules globally, including distributors, project developers and system integrators.

Our solar modules utilize advanced solar technologies. All of our solar modules sold in Europe are CE, IEC, TÜV, and MCS certified, all of our solar modules sold in Japan are JET certified, all of our solar modules sold in North America are UL certified and our monocrystalline solar modules sold in China are CQC certified. In 2013, our solar modules passed TÜV Nord’s Dust & Sand Certification Test, demonstrating their suitability for installation in desert regions. We also unveiled our “Eagle II” solar modules, which represent a new standard for performance and reliability. The “Eagle II” solar modules can reach peak power output of approximately 260 to 270 watts for a 60-cell module. We have also begun research on our “Eagle+” solar modules, which will be composed of multicrystalline cells that reached conversion efficiencies of approximately 20.4% in lab tests by a third party.

We leverage our vertically integrated platform and cost-efficient manufacturing capabilities in China to produce high quality products at competitive costs. Our solar cell and silicon wafer operations support our solar module production. As of June 30, 2017, we had an integrated annual capacity of 6.0 GW for silicon ingots and wafers, 4.5 GW for solar cells and 7.5 GW for solar modules. Our manufacturing facilities are primarily located in Jiangxi Province, Zhejiang Province and Xinjiang Uygur Autonomous Region of China and Penang of Malaysia providing convenient and timely access to key resources and suppliers.

We no longer have any downstream solar power projects in China after we disposed of our downstream solar power projects business in China in the fourth quarter of 2016, but still have a few overseas solar power projects in Italy, Mexico, Argentina and Japan. With our focus shifting towards our core competencies in manufacturing, we will cease developing new overseas downstream solar projects in the future.

The Offering

ADSs offered
ADSs with an aggregate sale price of up to US$100,000,000.
The ADSs
Each ADS represents four ordinary shares, par value US$0.00002 per ordinary share. The offered ADSs are evidenced by American Depositary Receipts.
Depositary
JPMorgan Chase Bank, N.A.
Use of proceeds
Except as otherwise provided in any free writing prospectus that we may authorize to be provided to you, we intend to use the proceeds of this offering for general corporate purposes, including capital expenditures of our existing offshore solar power plant development and working capital.
Risk factors
See “Risk Factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our ADSs.
NYSE symbol for our ADSs
JKS

RISK FACTORS

An investment in our ADSs involves certain risks. You should carefully consider the risks described below as well as the other information, such as the risks described under the heading “Item 3D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2016 (our “2016 annual report”) (as updated by this prospectus supplement), included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The value of our ADSs could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note on Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business and Industry

Our future growth and profitability depend on the demand for and the prices of solar power products and the development of photovoltaic technologies.

The rate and extent of market acceptance for solar power depends on the availability of government subsidies and the cost-effectiveness, performance and reliability of solar power relative to conventional and other renewable energy sources. Changes in government policies towards solar power and advancements in photovoltaic, or PV, technologies could significantly affect the demand for solar power products.

Demand for solar power products is also affected by macroeconomic factors, such as energy supply, demand and prices, as well as regulations and policies governing renewable energies and related industries. For example, in June 2016, the FIT in China for utility-scale projects was significantly reduced. As a result, subsequent to a strong demand in the first half of 2016, the market weakened significantly and the competition in the global market also intensified in the second half of 2016. Meanwhile, in the United States, another major solar market of ours, the solar PV projects faced great uncertainties under the administration of U.S. President Donald Trump because it is believed that his administration favors traditional energy industries. Despite the significant decrease in demand, the global solar module production capacity still increased by over 20% from December 31, 2016 to June 30, 2017, which further intensified competition over pricing. Consequently, the average selling price of our solar modules, which represented 97.0% of our total revenue in the six months ended June 30, 2017, decreased from RMB3.78 per watt for 2014 to RMB3.57 per watt for 2015, RMB3.33 per watt (US$0.49 per watt) for 2016, and RMB2.64 per watt (US$0.39 per watt) for the six months ended June 30, 2017. Our gross margin decreased from 19.3% in the six months ended June 30, 2016 to 10.8% in the same period of 2017, primarily attributable to continued declines in the average selling price of solar modules. We believe that the conditions that contributed to a lower gross margin in the first half of 2017 have persisted, the prices of polysilicon have remained relatively high in the third quarter of 2017, and our gross margin is likely to remain under pressure for the near foreseeable future.

Any reduction in the price of solar modules will have a negative impact on our business and results of operations, including our margins. As a result, we may not continue to be profitable on a quarterly or annual basis. For example, we experienced net losses in each quarter from the fourth quarter of 2011 to the first quarter of 2013. In addition, if demand for solar power products weakens in the future, our business and results of operations may be materially and adversely affected.

The reduction, modification, delay or elimination of government subsidies and other economic incentives in solar energy industry may reduce the profitability of our business and materially adversely affect our business.

We believe that market demand for solar power and solar power products in the near term will continue to substantially depend on the availability of government incentives because the cost of solar energy currently exceeds, and we believe will continue to exceed in the near term, the cost of conventional fossil fuel energy and certain non-solar renewable energy, particularly in light of the low level of oil prices in recent years. Examples of government sponsored financial incentives to promote solar energy include subsidies from the central and local governments, preferential tax rates and other incentives. The availability and size of such subsidies and incentives depend, to a large extent, on political and policy developments relating to environmental concerns and other macro-economic factors. Moreover, government incentive programs are expected to gradually decrease in scope or be discontinued as solar power technology improves and becomes more affordable relative to other types of energy. Negative public or community response to solar energy projects could adversely affect the government support and approval of our business. Adverse changes in government regulations and policies relating to solar energy industry and their implementation, especially those relating to economic subsidies and incentives, could significantly reduce the profitability of our business and materially adversely affect the state of the industry.

We received government grants totaling RMB142.2 million, RMB103.6 million, RMB168.6 million and RMB104.2 million for 2014, 2015, 2016 and the six months ended June 30, 2017, respectively, which included government grants for our expansion of production scale, technology upgrades, the development of export markets and the development of solar power projects. We cannot assure you that we will continue to receive a similar amount or any amount of government subsidy in future periods.

As a substantial part of our operations are in the PRC, the policies and regulations adopted by the PRC government towards the solar energy industry are important to the continuing success of our business. Although regulatory support for solar power generation such as subsidies, preferential tax treatment and other economic incentives has increased in recent years, future government policies may not be as supportive. The PRC central government may reduce or eliminate existing incentive programs for economic, political, financial or other reasons. In addition, the local or provincial governments may delay the implementation or fail to fully implement central government regulations, policies and initiatives. Although we disposed of our downstream solar power project business in the PRC in November 2016, which relies more heavily on governmental support, a significant reduction in the scope of or the discontinuation of government incentive programs in the PRC or other jurisdictions could, until the solar energy industry becomes commercially profitable without subsidies, materially adversely affect market demand for our solar power products and negatively impact our revenue and profitability.

Besides the PRC, various governments have used policy initiatives to encourage or accelerate the development and adoption of solar power and other renewable energy sources, including certain countries in Europe, notably Italy, Germany, France, Belgium and Spain; certain countries in Asia, including Japan, India and South Korea; countries in North America, such as the United States and Canada; as well as Australia and South Africa. Examples of government-sponsored financial incentives to promote solar power include capital cost rebates, FIT, tax credits, net metering and other incentives to end-users, distributors, project developers, system integrators and manufacturers of solar power products.

Governments may reduce or eliminate existing incentive programs for political, financial or other reasons, which will be difficult for us to predict. Reductions in FIT programs may result in a significant fall in the price of and demand for solar power and solar power products. For example, subsidies have been reduced or eliminated in some countries such as Germany, Italy, Spain and Canada. The German market represents a major portion of the world’s solar market due in large part to government policies that established high FIT rates. However, since 2010, the German government has introduced legislation to reduce the FIT program due to the strong growth of its domestic solar market. In 2009, the Spanish government continued reductions in the FIT as a result of its government’s spending cut backs, which resulted in a weakened solar market. In 2010, Italy also announced annual reductions to FIT beginning in 2011 in an effort to impede overheating of its solar market. Starting from 2011, major export markets for solar power and solar power products such as Japan, Germany, Italy, Spain and the United Kingdom continued to reduce their FIT as well as other incentive measures. For example, from 2012 to 2016, the Japanese government cut down its FIT from 40 Yen to 24 Yen for projects below 10KW and from 42 Yen to 31 Yen for projects above 10 KW.

In 2016, we generated 61.5% of our total revenues from overseas markets, and the United States, Japan and Chile, our three largest export markets, represented 36.0%, 4.6% and 4.2% of our total revenues, respectively. In the six months ended June 30, 2017, we generated 55.3% of our total revenues from overseas markets, and the United States, Brazil and India, our three largest export markets, represented 12.1%, 9.3% and 7.7% of our total revenues, respectively. As a result, any significant reduction in the scope or discontinuation of government incentive programs in the overseas markets, especially where our major customers are located, could cause demand for our products and our revenue to decline and have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, the announcement of a significant reduction in incentives in any major market may have an adverse effect on the trading price of our ADSs.

We are exposed to significant guarantee liabilities and if the debtors default, our financial position would be materially and adversely affected.

In connection with our disposal of Jiangxi Jinko Engineering — a downstream business in 2016, we entered into a master service agreement with Jiangxi Jinko Engineering, where we agreed to provide a guarantee for Jiangxi Jinko Engineering’s financing obligations under certain of its loan agreements, amounting to RMB6.6 billion (US$967.7 million) as of June 30, 2017. In addition, we give guarantees to certain of our related parties. As of June 30, 2017, we had guarantee liabilities to related parties of RMB185.5 million (US$27.4 million). In the event that Jiangxi Jinko Engineering or the relevant related parties (as the case may be) fail to perform their respective obligations or otherwise default under the relevant loan agreements or other contracts, we will become liable for their respective obligations under those loan agreements or other contracts, which could materially and adversely affect our financial condition.

We require a significant amount of cash to fund our operations and future business developments; if we cannot obtain additional funding on terms satisfactory to us when we need it, our growth prospects and future profitability may be materially adversely affected.

We require a significant amount of cash to fund our operations, including payments to suppliers for our polysilicon feedstock. We may also require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue, as well as our research and development activities in order to remain competitive.

Management believes that our current cash position, the cash expected to be generated from operations, and funds available from borrowings under our bank facilities will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months from March 29, 2017, the date of issuance of our consolidated financial statements for 2016 included in our 2016 annual report on Form 20-F incorporated by reference herein.

Our ability to obtain external financing is subject to a number of uncertainties, including:

•	our future financial condition, results of operations and cash flow;
•	the general condition of the global equity and debt capital markets;
•	regulatory and government support, such as subsidies, tax credits and other incentives;
•	the continued confidence of banks and other financial institutions in our company and the solar power industry;
•	economic, political and other conditions in the PRC and elsewhere; and
•	our ability to comply with any financial covenants under the debt financing.

Any additional equity financing may be dilutive to our shareholders and any debt financing may require restrictive covenants. Additional funds may not be available on terms commercially acceptable to us. Failure to manage discretionary spending and raise additional capital or debt financing as required may adversely impact our ability to achieve our intended business objectives.

The oversupply of solar cells and modules in the solar industry may cause substantial downward pressure on the prices of our products and reduce our revenue and earnings.

In 2011, the solar industry experienced oversupply across the value chain, and by the end of the year, solar module, cell and wafer pricing all decreased. Demand for solar products remained soft in 2012 and at the end of 2012, solar module, cell and wafer pricing had all further decreased. Although the global economy has improved since 2013, demand for solar modules in Europe fell significantly in 2013. As a result, many solar power producers that typically purchase solar power products from manufacturers like us were unable or unwilling to expand their operations.

Our average module selling price decreased from RMB3.78 per watt for 2014 to RMB3.57 per watt for 2015, RMB3.33 per watt (US$0.49 per watt) for 2016 and RMB2.64 per watt (US$0.39 per watt) for the six months ended June 30, 2017. Continued increases in solar module production in excess of market demand may result in further downward pressure on the price of solar cells and modules, including our products. Increasing competition could also result in us losing sales or market share. If we are unable, on an ongoing basis, to procure silicon, solar wafers and solar cells at reasonable prices, or mark up the price of our solar modules to cover our manufacturing and operating costs, our revenue and gross margin will be adversely impacted, either due to higher costs compared to our competitors or due to inventory write-downs, or both. In addition, our market share may decline if our competitors are able to price their products more competitively.

Volatility in the prices of silicon raw materials makes our procurement planning challenging and could have a material adverse effect on our results of operations and financial condition.

The prices of polysilicon, the essential raw material for solar cell and module products and silicon wafers, have been subject to significant volatility. Historically, increases in the price of polysilicon had increased our production costs. Since the first half of 2010, as a result of the growth of newly available polysilicon manufacturing capacity worldwide, there has been an increased supply of polysilicon, which has driven down its price and the price of its downstream products. Since the second half of 2011, the prices of polysilicon and silicon wafers further fell significantly. From 2011 to 2012, the prices of solar products declined, and prices began to stabilize in the first half of 2013. From 2013 to 2016 and in the first half of 2017, the price of polysilicon slightly fluctuated.

We expect that the prices of virgin polysilicon feedstock may continue to be subject to volatility, making our procurement planning challenging. For example, if we refrain from entering into fixed-price, long-term supply contracts, we may miss the opportunities to secure long-term supplies of virgin polysilicon at favorable prices if the spot market price of virgin polysilicon increases significantly in the future. On the other hand, if we enter into more fixed-price, long-term supply contracts, we may not be able to renegotiate or otherwise adjust the purchase prices under such long-term supply contracts if the spot market price declines. As a result, our cost of silicon raw materials could be higher than that of our competitors who source their supply of silicon raw materials through floating-price arrangements or spot market purchases. To the extent we may not be able to fully pass on higher costs and expenses to our customers, our profit margins, results of operations and financial condition may be materially adversely affected.

We may not be able to obtain sufficient silicon raw materials in a timely manner or on commercially reasonable terms, which could have a material adverse effect on our results of operations and financial condition.

In 2014, 2015, 2016 and the six months ended June 30. 2017, our five largest suppliers accounted for approximately 62.1%, 52.8%, 59.2% and 59.4%, respectively, of our total silicon purchases by value. In the six months ended June 30, 2017, each of our second to fifth largest suppliers accounted for more than 10%, and our largest supplier accounted for approximately 18.3%, of our total silicon purchases by value. In 2016, one of our suppliers individually accounted for more than 10%, and our largest supplier accounted for 17.7%, of our total silicon purchases by value. In 2015, three of our suppliers individually accounted for more than 10% and our largest supplier accounted for 16.9% of our total silicon purchases by value. In 2014, three of our suppliers individually accounted for more than 10% and our largest supplier accounted for 16.0% of our total silicon purchases by value.

Although the global supply of polysilicon has increased significantly, we may experience interruption to our supply of silicon raw materials or late delivery in the future for the following reasons, among others:

•	suppliers under our silicon material supply contracts may delay deliveries for a significant period of time without incurring penalties;
•	our virgin polysilicon suppliers may not be able to meet our production needs consistently or on a timely basis;

•	compared with us, some of our competitors who also purchase virgin polysilicon from our suppliers have longer and stronger relationships with and have greater buying power and bargaining leverage over some of our key suppliers; and
•	our supply of silicon raw materials is subject to the business risk of our suppliers, some of whom have limited operating history and limited financial resources, and one or more of which could go out of business for reasons beyond our control in the current economic environment.

Our failure to obtain the required amounts of silicon raw materials in a timely manner and on commercially reasonable terms could increase our manufacturing costs and substantially limit our ability to meet our contractual obligations to our customers. Any failure by us to meet such obligations could have a material adverse effect on our reputation, ability to retain customers, market share, business and results of operations and may subject us to claims from our customers and other disputes. Furthermore, our failure to obtain sufficient silicon raw materials would result in under-utilization of our production facilities and an increase in our marginal production costs. Any of the above events could have a material adverse effect on our growth, profitability and results of operations.

The loss of, or a significant reduction in orders from, any of our customers could significantly reduce our revenue and harm our results of operations.

In 2014, 2015, 2016 and the six months ended June 30, 2017, sales to our top five customers represented 17.2%, 20.0%, 28.5% and 25.2% of our total revenues, respectively. In the six months ended June 30, 2017, our largest customer accounted for 6.8% of our total revenues. In 2016, our largest customer accounted for 9.7% of our total revenue. In 2015, our largest customer accounted for 7.2% of our total revenues. In 2014, our largest customer accounted for 4.4% of our total revenues. Our relationships with our key customers for solar modules have been developed over a relatively short period of time and are generally in nascent stages. Our key module customers include ConEdison Development and Solairedirect Global Operations S.A. We cannot assure you that we will be able to continue to generate significant revenue from these customers or that we will be able to maintain these customer relationships. In addition, we purchase solar wafers and cells and silicon raw materials through toll manufacturing arrangements that require us to make significant capital commitments to support our estimated production output. In the event our customers cancel their orders, we may not be able to recoup prepayments made to suppliers, which could adversely influence our financial condition and results of operations. The loss of sales to any of these customers could also have a material adverse effect on our business, prospects and results of operations.

We manufacture a majority of our products in three locations in China, which exposes us to various risks relating to long-distance transportation of our silicon wafers and solar cells in the manufacturing process.

The geographical separation of our manufacturing facilities in China necessitates constant long-distance transportation of substantial volumes of our silicon wafers and solar cells between Jiangxi Province, Zhejiang Province and Xinjiang Uygur Autonomous Region. We produce silicon wafers in Jiangxi and Xinjiang, solar cells in Zhejiang, and solar modules in Jiangxi and Zhejiang. As a result, we transport a substantial volume of our silicon wafers and solar cells within China.

The constant long-distance transportation of a large volume of our silicon wafers and solar cells may expose us to various risks, including (i) increases in transportation costs, (ii) loss of our silicon wafers or solar cells as a result of any accidents that may occur in the transportation process; (iii) delays in the transportation of our silicon wafers or solar cells as a result of any severe weather conditions, natural disasters or other conditions adversely affecting road traffic; and (iv) disruptions to our production of solar cells and solar modules as a result of delays in the transportation of our silicon wafers and solar cells. Any of these risks could have a material adverse effect on our business and results of operations.

Prepayment arrangements to our suppliers for the procurement of silicon raw materials expose us to the credit risks of such suppliers and may also significantly increase our costs and expenses, which could in turn have a material adverse effect on our financial condition, results of operations and liquidity.

Our supply contracts generally include prepayment obligations for the procurement of silicon raw materials. As of June 30, 2017, we had approximately RMB431.1 million (US$63.6 million) of advances to our suppliers. We generally do not receive collateral to secure such payments for these contracts and the collateral we received are deeply subordinated and shared with all other customers and other senior lenders of the supplier.

Our prepayments, secured or unsecured, expose us to the credit risks of our suppliers, and reduce our chances of obtaining the return of such prepayments in the event that our suppliers become insolvent or bankrupt. Moreover, we may have difficulty recovering such prepayments if any of our suppliers fails to fulfill its contractual delivery obligations to us. Accordingly, a default by our suppliers to whom we have made substantial prepayment may have a material adverse effect on our financial condition, results of operations and liquidity. For example, in January 2013, we notified Wuxi Zhongcai Technological Co. Ltd., or Wuxi Zhongcai, one of our former polysilicon providers, to terminate our long-term supply agreement, in response to adverse developments in Wuxi Zhongcai’s business. In February 2013, we became involved in litigation with Wuxi Zhongcai over the supply agreement. We provided full provision for the RMB93.2 million of the outstanding balance of prepayments to Wuxi Zhongcai in 2012. The related two lawsuits are pending before the Supreme People’s Court as of the date of this prospectus supplement.

Decreases in the price of solar power products, including solar modules, may result in additional provisions for inventory losses.

We typically plan our production and inventory levels based on our forecasts of customer demand, which may be unpredictable and can fluctuate materially. Recent market volatility has made it increasingly difficult for us to accurately forecast future product demand trends. Due to the decrease in the prices of solar power products, including solar modules, which have been our principal products since 2010, we recorded inventory provisions of RMB75.9 million, RMB98.8 million, RMB439.0 million (US$64.8 million) and RMB192.9 million (US$28.5 million) in 2014, 2015, 2016 and the six months ended June 30, 2017, respectively. If the prices of solar power products continue to decrease, the carrying value of our existing inventory may exceed its market price in future periods, thus requiring us to make additional provisions for inventory valuation, which may have a material adverse effect on our financial position and results of operations.

Shortage or disruption of electricity supply may adversely affect our business.

We consume a significant amount of electricity in our operations. With the rapid development of the PRC economy, demand for electricity has continued to increase. There have been shortages or disruptions in electricity supply in various regions across China, especially during peak seasons, such as the summer, or when there are severe weather conditions. We cannot assure you that there will not be disruptions or shortages in our electricity supply or that there will be sufficient electricity available to us to meet our future requirements. Shortages or disruptions in electricity supply and any increases in electricity costs may significantly disrupt our normal operations, cause us to incur additional costs and adversely affect our profitability.

We face intense competition in solar power product markets. If we fail to adapt to changing market conditions and to compete successfully with existing or new competitors, our business prospects and results of operations would be materially adversely affected.

The markets for solar power products are intensely competitive. We compete with manufacturers of solar power products such as Trina Solar Ltd., Canadian Solar Inc. and JA Solar Holdings Co., Ltd, in a continuously evolving market. Certain downstream manufacturers, some of which are also our customers and suppliers, have also built out or expanded their silicon wafer, solar cell, or solar module production operations.

Some of our current and potential competitors have a longer operating history, stronger brand recognition, more established relationships with customers, greater financial and other resources, a larger customer base, better access to raw materials and greater economies of scale than we do. Furthermore, some of our competitors are integrated players in the solar industry that engage in the production of virgin polysilicon. Their business models may give them competitive advantages as these integrated players place less reliance on the upstream suppliers, downstream customers or both.

The solar industry faces competition from other types of renewable and non-renewable power industries.

The solar industry faces competition from other renewable energy companies and non-renewable power industries, including nuclear energy and fossil fuels such as coal, petroleum and natural gas. Technological innovations in these other forms of energy may reduce their costs or increase their safety. Large-scale new deposits of fossil fuel may be discovered, which could reduce their costs. Local governments may decide to strengthen their support for other renewable energy sources, such as wind, hydro, biomass, geothermal and ocean power, and reduce their support for the solar industry. The inability to compete successfully against producers of other forms of power would reduce our market share and negatively affect our results of operations.

Technological changes in the solar power industry could render our products uncompetitive or obsolete, which could reduce our market share and cause our revenue and net income to decline.

The solar power industry is characterized by evolving technologies and standards. These technological evolutions and developments place increasing demands on the improvement of our products, such as solar cells with higher conversion efficiency and larger and thinner silicon wafers and solar cells. Other companies may develop production technologies that enable them to produce silicon wafers, solar cells and solar modules with higher conversion efficiencies at a lower cost than our products. Some of our competitors are developing alternative and competing solar technologies that may require significantly less silicon than crystalline silicon wafers and solar cells, or no silicon at all. Technologies developed or adopted by others may prove more advantageous than ours for commercialization of solar power products and may render our products obsolete. As a result, we may need to invest significant resources in research and development to maintain our market position, keep pace with technological advances in the solar power industry, and effectively compete in the future. Our failure to further refine and enhance our products and processes or to keep pace with evolving technologies and industry standards could cause our products to become uncompetitive or obsolete, which could materially adversely reduce our market share and affect our results of operations.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is heavily influenced by government regulations and policies concerning the electric utility industry, as well as by policies adopted by electric utility companies. These regulations and policies often relate to electricity pricing and technical interconnection requirements for customer-owned electricity generation. In a number of countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the demand for our products. For example, without a regulatory mandated exception for solar power systems, utility customers may be charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost of and reduce the demand for solar power, thereby harming our business, prospects, results of operations and financial condition.

In addition, we anticipate that solar power products and their installation will be subject to oversight and regulation in accordance with national and local regulations relating to building codes, safety, environmental protection, utility interconnection, and metering and related matters. Any new government regulations or utility policies pertaining to solar power products may result in significant additional expenses to the users of solar power products and, as a result, could eventually cause a significant reduction in demand for our products.

We may face termination and late charges and risks relating to the termination and amendment of certain equipment purchases contracts. Our reliance on equipment and spare parts suppliers may also expose us to potential risks.

We transact with a limited number of equipment suppliers for all our principal manufacturing equipment and spare parts, including our silicon ingot furnaces, squaring machines, wire saws, diffusion furnaces, firing furnaces and screen print machine. We may rely on certain major suppliers to provide a substantial portion of the principal manufacturing equipment and spare parts as part of our expansion plan in the future. If we fail to develop or maintain our relationships with these and other equipment suppliers, or should any of our major equipment suppliers encounter difficulties in the manufacturing or shipment of its equipment or spare parts to us, including due to natural disasters or otherwise fail to supply equipment or spare parts according to our requirements, it will be difficult for us to find alternative providers for such equipment on a timely basis and on commercially reasonable terms. As a result, our production and result of operation could be adversely affected.

Selling our products on credit terms may increase our working capital requirements and expose us to the credit risk of our customers.

To accommodate and retain customers in the negative market environment, many solar module manufacturers, including us, shifted from demanding advance payments towards increasing credit sales and providing longer credit terms to both existing and new customers. Most of our sales are made on credit terms and we allow our customers to make payments after a certain period of time subsequent to the delivery of our products. The increased use of credit sales and the longer credit terms have led to increased accounts receivable turnover and bad debt risks. Our accounts receivable turnover were 102 days, 82 days, 108 days and 89 days in 2014, 2015, 2016 and the six months ended June 30, 2017, respectively. In particular, in 2014, 2015, 2016 and the six months ended June 30, 2017, our accounts receivable turnover in the United States were 34 days, 25 days, 19 days and 19 days, respectively, and our accounts receivable turnover in China were 146 days, 131 days, 144 days and 135 days, respectively. Correspondingly, we recorded provisions for accounts receivable of RMB428.6 million, RMB335.7 million, RMB376.6 million and RMB303.2 million (US$44.7 million) as of December 31, 2014, 2015 and 2016 and June 30, 2017, respectively. We had reversal of bad debt provisions of RMB161.4 million, RMB206.3 million, RMB191.5 million (US$28.2 million) and RMB119.7 million (US$17.7 million) for 2014, 2015, 2016 and the six months ended June 30, 2017 as a result of the subsequent cash collection of long-aged accounts receivable.

We sell our products on credit to certain customers in emerging or promising markets in order to gain early access to such markets increase our market share in existing key markets, or to enhance the prospects of future sales with a rapidly growing customer. There are high credit risks in doing business with these customers because they are often small, young and high-growth companies with significant unfunded working capital, inadequate balance sheets and credit metrics and limited operating histories. If these customers are not able to obtain satisfactory working capital, maintain adequate cash flow, or obtain construction financing for the projects where our solar products are used, they may be unable to pay for the products for which they have ordered or of which they have taken delivery. Our legal recourse under such circumstances may be limited if the customer’s financial resources are already constrained or if we wish to continue to do business with that customer.

We expect the use of credit sales to continue in the industry and this trend will continue to negatively affect our liquidity and our accounts receivable turnover. Selling our products on credit terms has increased, and may continue to increase our working capital requirements, which may negatively impact our short-term liquidity. We may not be able to maintain adequate working capital primarily through cash generated from our operating activities and may need to secure additional financing for our working capital requirements. Based on our ongoing assessment of the recoverability of our outstanding accounts receivable, we may need to continue to provide for doubtful accounts and write off overdue accounts receivable we determine as not collectible. If we fail to secure additional financing on a timely basis on terms acceptable to us or at all, our financial conditions, results of operations and liquidity may be adversely affected. In addition, we are exposed to the credit risk of customers to which we have made credit sales in the event that any of such customers becomes insolvent or bankrupt or otherwise does not make timely payments.

We face risks associated with the manufacturing, marketing, distribution and sale of our products internationally, and if we are unable to effectively manage these risks, our ability to expand our business abroad may be restricted.

We commenced export sales in May 2008 when we exported a small portion of our products to Hong Kong, and have since continued to increase export sales. In 2014, 2015, 2016 and the six months ended June 30, 2017, we generated 57.7%, 62.7%, 61.5% and 55.3%, respectively, of our total revenue from export sales. We also have manufacturing facilities in South Africa, Portugal and Malaysia. We plan to continue to increase manufacturing and sales outside China and expand our customer base overseas. However, the manufacturing, marketing, distribution and sale of our products outside of China may expose us to a number of risks, including those associated with:

•	fluctuations in currency exchange rates;
•	costs associated with understanding local markets and trends;
•	costs associated with establishment of overseas manufacturing facilities;
•	marketing and distribution costs;
•	customer services and support costs;
•	risk management and internal control structures for our overseas operations;
•	compliance with the different commercial, operational, environmental and legal requirements;
•	obtaining or maintaining certifications for production, marketing, distribution and sales of our products or, if applicable, services;
•	maintaining our reputation as an environmentally friendly enterprise for our products or services;
•	obtaining, maintaining or enforcing intellectual property rights;
•	changes in prevailing economic conditions and regulatory requirements;
•	transportation and freight costs;
•	employing and retaining manufacturing, technology, sales and other personnel who are knowledgeable about, and can function effectively in, overseas markets;
•	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries;
•	challenges due to our unfamiliarity with local laws, regulation and policies, our absence of significant operating experience in local market, increased cost associated with establishment of overseas operations and maintaining a multi-national organizational structure; and
•	other various risks that are beyond our control.

Our manufacturing capacity outside China requires us to comply with different laws and regulations, including national and local regulations relating to production, environmental protection, employment and the other related matters. Due to our limited experience in doing business in South Africa, Portugal and Malaysia, we are unfamiliar with local laws, regulation and policies. Our failure to obtain the required approvals, permits, licenses, filings or to comply with the conditions associated therewith could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, or even criminal penalties, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, we are exploring the opportunity for development, construction and operation of solar power projects outside China. In July 2016, acting through our wholly-owned subsidiary Jinkosolar Investment Pte. Ltd., we signed power purchase agreements with Comisión Federal de Electricidad, Mexico’s state-owned electric utility, for three PV solar projects with a total capacity of approximately 188 MW under Mexico’s first electricity power auction since the country’s energy reform. In May 2017, acting through our wholly-owned subsidiary JInkosolar Argentina I Limited, we signed power purchase agreement with Compañía Administradora del Mercado Mayorista Eléctrico, Argentina’s state-owned electric untility, for one PV solar project with capacity of 80MW under Argentina’s 1.5 round electricity power auction. However, if we fail in the execution of the project in compliance with the auction instructions and the documents or agreements subsequently entered into by us, our auction bond may be forfeited and we may be subject to further liquidated damages and our potential in participation of auction or bidding process in the future may be limited.

As we enter into new markets in different jurisdictions, we will face different regulatory regimes, business practices, governmental requirements and industry conditions. As a result, our prior experiences and knowledge in other jurisdictions may not be relevant, and we may spend substantial resources familiarizing ourselves with the new environment and conditions. To the extent that our business operations are affected by unexpected and adverse economic, regulatory, social and political conditions in the jurisdictions in which we have operations, we may experience project disruptions, loss of assets and personnel, and other indirect losses that could adversely affect our business, financial condition and results of operations.

We are subject to anti-dumping and countervailing duties imposed by the U.S. government and the European Union. We are also subject to safeguard investigation initiated by the U.S. government and anti-dumping investigation initiated by the Indian government.

Our direct sales to the U.S. market accounted for 18.1%, 26.8%, 36.0% and 12.1% of our total revenues in 2014, 2015, 2016 and the six months ended June 30, 2017, respectively. In 2011, SolarWorld Industries America Inc., a solar panel manufacturing companies in the United States, filed anti-dumping and countervailing duty petitions with the United States Department of Commerce (the “U.S. Department of Commerce”) and United States International Trade Commission (the “U.S. International Trade Commission”) against the Chinese solar industry, accusing Chinese producers of crystalline silicon photovoltaic (“CSPV”) cells, whether or not assembled into modules, of selling their products (i.e., CSPV cells or modules incorporating these cells) in the United States at less than fair value, and of receiving financial assistance from the Chinese governments that benefited the production, manufacture, or exportation of such products. JinkoSolar is on the list of the solar companies subject to such investigations by the U.S. Department of Commerce. On November 9, 2011, the U.S. Department of Commerce announced that it launched the antidumping duty and countervailing duty investigation into the accusations. On December 7, 2012, the U.S. Department of Commerce issued the antidumping duty order and countervailing duty order. As a result, the cash deposits are required to pay on import into the U.S. of the CSPV cells, whether or not assembled into modules from China. The announced cash deposit rates applicable to us are 13.94% (for antidumping) and 15.24% (for countervailing). The actual antidumping duty and countervailing duty rates at which entries of covered merchandise will be finally assessed may differ from the announced deposit rates because they are subject to the following administrative reviews by U.S. Department of Commerce. In January 2014, the U.S. Department of Commerce initiated the first administrative review of the antidumping duty order and countervailing duty order with respect to CSPV cells, whether or not assembled into modules, from China. In July 2015, the U.S. Department of Commerce issued the final results of this first administrative review, according to which, our tariff rates for dumping and subsidy are 9.67% and 20.94%, respectively. Such rates apply as the final rates on the import into the U.S. of the CSPV cells, whether or not assembled into modules from China, from May 25, 2012 to November 30, 2013 for dumping, and from March 26, 2012 to December 31, 2012 for countervailing, respectively. Such rates will be the cash deposit rates applicable to us from July 14, 2015. In February 2015 and February 2016, the U.S. Department of Commerce initiated the second administrative and the third administrative review of the antidumping duty order and countervailing duty order with respect to CSPV cells, whether or not assembled into modules, from China, respectively. The U.S. Department of Commerce issued the final results of the second administrative review in June and July of 2016 and the final results of the third administrative review in July 2017. As we were not included in the second and the third administrative review, the tariff rates applicable to us remained at 9.67% (for antidumping) and 20.94% (for countervailing) after this review. In February 2017, the U.S. Department of Commerce initiated the fourth administrative review of the antidumping duty order and countervailing duty order with respect to CSPV cells, whether or not assembled into modules, from China. The fourth administrative reviews are pending as of the date of this prospectus supplement, and therefore, the final tariff rates applicable to us are subject to change.

In 2013, SolarWorld Industries America Inc. filed a separate petition with the U.S. Department of Commerce and the U.S. International Trade Commission resulting in the institution of new antidumping and countervailing duty investigations against import of certain CSPV products from China. The petitions accused Chinese producers of such certain CSPV modules of dumping their products in the United States and receiving countervailable subsidies from the Chinese government. This action excludes from its scope the CSPV cells, whether or not assembled into modules, from China. In February 2015, following the affirmative injury determination made by U.S. International Trade Commission, the U.S. Department of Commerce issued the antidumping duty order and countervailing duty order. As a result, the final cash deposits are required to pay on import into the U.S. of the CSPV modules assembled in China consisting of CSPV cells produced in a customs territory other than China. The announced cash deposit rates applicable to us are 65.36% (for antidumping) and 38.43% (for countervailing). The actual antidumping duty and countervailing duty rates at which entries of covered merchandise will be finally assessed may differ from the announced deposit rates because they are subject to the administrative reviews by the U.S. Department of Commerce. In April 2016 and April 2017, the U.S. Department of Commerce initiated the first and the second administrative review of the antidumping duty order and countervailing duty order with respect to CSPV modules assembled in China consisting of CSPV cells produced in a customs territory other than China, respectively. In July and September 2017, the U.S. Department of Commerce issued the final results of this first administrative review. As we were not included in this first administrative review, the tariff rates applicable to us remained at 65.36% (for antidumping) and 38.43% (for countervailing) after this review. The second administrative reviews are pending as of the date of this prospectus supplement.

In June 2017, U.S. International Trade Commission initiated global safeguard investigation to determine whether CSPV cells (whether or not partially or fully assembled into other products) are being imported into the United States in such increased quantities as to be a substantial cause of serious injury, or the threat thereof, to the domestic industry producing an article like or directly competitive with the imported articles (“Section 201 Investigation”). The Section 201 Investigations are not country specific. They involve imports of the products under investigation from all sources, including China. In September 2017, the U.S. International Trade Commission voted affirmatively in respect of whether imports of CSPV cells (whether or not partially or fully assembled into other products) are causing serious injury to domestic producers of CSPV products. If the U.S. President makes the final decision to provide a remedy to the U.S. industry, then the CSPV cells/modules concerned will be subject to the safeguard measures to be established in the U.S. President’s final result, which may be an increase in a duty, imposition of a quota, imposition of a tariff-rate quota, trade adjustment assistance, or any combination of such actions. This investigation is pending as of the date of this prospectus supplement.

In August 2017, the United States Trade Representative initiated an investigation pursuant to the Trade Act of 1974, as amended (the “Trade Act”), to determine whether acts, policies, and practices of the Government of China related to technology transfer, intellectual property, and innovation are actionable under the Trade Act (“Section 301 Investigation”). If the U.S. Trade Representative makes an affirmative determination of actionable conduct, subject to the instructions of the U.S. President, it may restraint imports from China which may affect the solar industry.

Our sales in the United States may be adversely affected by these anti-dumping and countervailing duties, which may in turn materially adversely affect our business, financial condition and results of operations. We made provisions of RMB11.3 million (US$1.7 million) for preliminary U.S. countervailing and anti-dumping duties in the six months ended June 30, 2017. However, as the final tariff rates applicable to us are subject to the outcome of the administrative reviews which may be substantially increased by the U.S. Department of Commerce, we cannot assure you that our provision made is sufficient and our business and results of operations may be materially adversely affected if the outcome of the administrative reviews turn out to be negative.

Our direct sales to the European market accounted for 15.6%, 12.4%, 3.5% and 3.6% of our total revenue in 2014, 2015, 2016 and the six months ended June 30, 2017, respectively. On June 6, 2013, the European Union imposed provisional anti-dumping duty on the solar panels originating in or consigned from China, including JinkoSolar’s products, at the starting rate of 11.8% until August 5, 2013, and followed by an increased rate averaging 47.6%.

On July 27, 2013, the European Union and Chinese trade negotiators announced that a price undertaking has been reached pursuant to which Chinese manufacturers, including JinkoSolar, would limit their exports of solar panels to the European Union and for no less than a minimum price, in exchange for the European Union agreeing to forgo the imposition of anti-dumping duties on these solar panels from China. The offer was approved by the European Commission on August 2, 2013. The China Chamber of Commerce for Import and Export of Machinery and Electronic Products, or CCCME, is responsible for allocating the quota among

Chinese export producers, and JinkoSolar has been allocated a portion of the quota. Solar panels imported exceeding the annual quota will be subject to anti-dumping duties. On December 5, 2013, the European Council announced its final decision imposing definitive anti-dumping and anti-subsidy duties on imports of crystalline silicon PV cells and modules originating in or consigned from China. An average duty of 47.7%, consisting of the anti-dumping and anti-subsidy duties, will be applied for a period of two years beginning on December 6, 2013 to Chinese solar panel exporters who cooperated with the European Commission’s investigations. On the same day, the European Commission announced its decision to confirm the acceptance of the price undertaking offered by Chinese export producers, including JinkoSolar, with CCCME in connection with the anti-dumping proceeding and to extend the price undertaking to the anti-subsidy proceeding, which will exempt them from both anti-dumping and anti-subsidy duties. From November 17, 2016, we have officially withdrawn from the European Union price undertaking agreement.

In May 2015, the European Commission initiated an investigation concerning the possible circumvention of antidumping measures and countervailing measures imposed on imports of CSPV modules and key components (i.e. cells) originating in or consigned from China by imports of CSPV modules and key components (i.e. cells) consigned from Malaysia and Taiwan, whether declared as originating in Malaysia and Taiwan or not (“Anti-circumvention Investigations”). In February 2016, the European Commission made definitive result of this Anti-circumvention Investigations. According to the definitive results, the 53.4% of the anti-dumping duty and 11.5% of the countervailing duty are applicable to the imports of CSPV modules and key components (i.e. cells) originating in or consigned from the People’s Republic of China, is hereby extended to imports of CSPV modules and key components (i.e. cells) consigned from Malaysia and Taiwan whether declared as originating in Malaysia and in Taiwan or not.

In December 2015, the European Commission initiated expiry reviews of the existing countervailing measures and antidumping measures applicable to imports of CSPV modules and key components (i.e. cells) originating in or consigned from the People’s Republic of China. Such expiry reviews will determine whether the existing countervailing measures and antidumping measures will expire or continue to apply. In March 2017, the European Commission made final determination to continue the existing countervailing measures and antidumping measures for another 18 months.

In March 2017, the European Commission initiated a partial interim review of the anti-dumping and countervailing measures applicable to imports of CSPV modules and key components (i.e. cells) originating in or consigned from China. Such partial interim review will examine whether the existing anti-dumping and countervailing measures, including European Union price undertaking agreement, can still be considered as an appropriate form for the measures. Such partial interim review is pending as of the date of this prospectus supplement.

The European Union is one of the most important markets for solar products. Anti-dumping, countervailing duties or both imposed on imports of our products into the European Union could materially adversely affect our affiliated European Union import operations, increase our cost of selling into the European Union, and adversely affect our European Union export sales.

In December 2014, Canada initiated the anti-dumping and countervailing investigations on imports of CSPV modules from China. In June 2015, the Canada Border Services Agency (“CBSA”) found that the CSPV modules under investigation have been dumped and subsidized. In July 2015, the Canadian International Trade Tribunal found that the dumping and subsidizing of the above-mentioned goods have not caused injury, but are threatening to cause injury to the domestic industry. As a result, import into Canada of our CSPV modules under investigation from China is subject to the antidumping and countervailing duties. The countervailing duty rate (RMB per Watt) applicable to Jiangxi Jinko and Zhejiang Jinko are 0.028 and 0.046, respectively. For antidumping duties, CBSA set normal value for the imported CSPV modules and the anti-dumping duty will be the difference between the export price and normal value if the export price is lower the normal value. No antidumping duties will apply if the export price is equal or more than the normal value.

In May 2014, Australian Anti-dumping Commission initiated anti-dumping investigation against CSPV modules imported from China. In October 2015, the Australian Anti-dumping Commission decided to terminate this investigation and decided no imposition of any anti-dumping duty on imported CSPV modules from China. However, in January 2016, the Australian Antidumping Commission resumed this investigation. In October 2016, Australian Anti-dumping Commission made final determination to uphold its original results, i.e. to terminate the investigation and decided no imposition of any anti-dumping duty on imported CSPV modules from China.

In July 2016, Turkish Ministry of Economy initiated anti-dumping investigation against photovoltaic panels and modules classified in Turkish Customs Tariff Code 8541.40.90.00.14, from China. In July 2017, Turkish Ministry of Economy made the final affirmative result of this investigation, pursuant to which import into Turkey of our CSPV panels and modules under investigation from China is subject to the antidumping duty. The antidumping duty applicable to us is USD 20 per m2.

In July 2017, the Department of Commerce of India initiated antidumping investigation concerning imports of solar cells whether or not assembled partially or fully in modules or panels or on glass or some other suitable substrates originating in or exported from China main land, Taiwan and Malaysia. Such investigation is pending as of the date of this prospectus supplement.

Imposition of anti-dumping and countervailing orders in one or more markets may result in additional costs to us, our customers or both, which could materially adversely affect our business, financial condition, results of operations and future prospects.

We are exposed to various risks related to legal or administrative proceedings or claims that could adversely affect our financial condition, results of operations and reputation, and may cause loss of business.

Litigation in general can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. We and/or our directors and officers may be involved in allegations, litigation or legal or administrative proceedings from time to time.

On October 11, 2011, JinkoSolar, along with our directors and officers at the time of our initial public offering, or the Individual Defendants, and the underwriters of our initial public offering were named as defendants in a putative shareholder class action lawsuit filed in the United States District Court for the Southern District of New York captioned Marco Peters v. JinkoSolar Holding Co., Ltd., et al., Case No. 11-CV-7133 (S.D.N.Y.). In an amended complaint filed on June 1, 2012, the plaintiff, representing a class of all purchasers and acquirers of ADSs of JinkoSolar between May 13, 2010 and September 22, 2011, inclusive, alleged that the defendants violated Sections 11 and 12(a)(2) of the Securities Act and Section 10(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, by making material misstatements or failing to disclose material information regarding, among other things, JinkoSolar’s compliance with environmental regulations at its Haining facility. The amended complaint also asserted claims against the Individual Defendants for control person liability under Section 15 of the Securities Act and Section 20(a) of the Exchange Act. On January 22, 2013, the District Court issued a Memorandum and Order dismissing the amended complaint as against all defendants. The plaintiff appealed the District Court’s Order to the United States Court of Appeals for the Second Circuit, which issued an order on July 31, 2014 vacating the District Court’s Order and remanding the case to the District Court for further proceedings. Defendants filed a further motion to dismiss the amended complaint. On January 22, 2015, JinkoSolar agreed, subject to court approval, to settle the lawsuit. The settlement, if approved, will also resolve all related claims against JinkoSolar’s officers and directors as well as the underwriters involved in JinkoSolar’s public offerings during the relevant period. Under the terms of the proposed settlement, the members of the proposed class will receive a settlement fund of $5.05 million, less any court-approved fees. JinkoSolar will contribute a portion of the settlement fund, and JinkoSolar’s insurers will fund the remaining portion. JinkoSolar will not take any charge in connection with the settlement. JinkoSolar has denied, and continues to deny, the allegations and is entering into this settlement solely to eliminate the uncertainty, burden and expense of further protracted litigation. On March 11, 2016, the District Court entered an Order and Final Judgment approving such settlement, certifying the proposed class for settlement purposes, and dismissing the amended complaint with prejudice.

In July 2008, Jiangxi Jinko entered into a long-term supply agreement with Wuxi Zhongcai, a producer of polysilicon materials. Jiangxi Jinko provided a prepayment of RMB95.6 million pursuant to such contract. Wuxi Zhongcai subsequently halted production as a result of the adverse changes in the polysilicon market. In February 2013, Jiangxi Jinko sued Wuxi Zhongcai in Shangrao City Intermediate People’s Court for the refund of the outstanding balance of our prepayment of RMB93.2 million after deducting delivery made to Jiangxi Jinko by an affiliate of Wuxi Zhongcai. In February 2013, Wuxi Zhongcai sued Jiangxi Jinko in Shanghai Pudong New Area People’s Court for approximately RMB2.7 million for breaching the contract by failing to make allegedly required payments and reject the refund of the prepayment of RMB95.6 million to Jiangxi Jinko. In December 2015, Jiangxi Jinko made an alternation of the claim under which it requested the refund of the prepayment of RMB93.2 million, the interests accrued from such prepayment, and the liquidated damages in the amount of RMB93.2 million. In January, 2016, Wuxi Zhongcai also changed the complaint, in which it claimed for the liquidated damages amounting to approximately RMB102.0 million and the losses suffered from the termination of the agreement in the amount of RMB150.0 million, and rejected the refund of the prepayment of RMB95.6 million to Jiangxi Jinko. Shanghai High People’s Court ruled on both lawsuits in June 2017. In Jiangxi Jinko v. Wuxi Zhongcai, the court sided with Wuxi Zhongcai and denied Jiangxi Jinko’s complaint. In Wuxi Zhongcai v. Jiangxi Jinko, the court decided that Wuxi Zhongcai shall retain the balance of our prepayment in the amount of RMB93.2 million and the remaining claims of Wuxi Zhongcai were denied. Jiangxi Jinko appealed both court decisions. Wuxi Zhongcai appealed the decision on Wuxi Zhongcai v. Jiangxi Jinko. The above two lawsuits are pending before the Supreme People’s Court as of the date of this prospectus supplement. We provided full provision for the RMB93.2 million of the outstanding balance of prepayments to Wuxi Zhongcai in 2012.

In 2010 and 2011, Jiangxi Jinko and Zhejiang Qin Ye Construction Group Co., Ltd. (“Zhejiang Qin Ye”) entered into several agreements for construction projects. In January 2014, Jiangxi Jinko sued Zhejiang Qin Ye for breach of contract due to the commercial bribery conducted by employees of Zhejiang Qin Ye, the liquidated damages of which amounted to RMB22.3 million. In May 2015, Zhejiang Qin Ye sued Jiangxi Jinko, claiming for the unpaid contract price in the amount of RMB23.1 million. In June 2017, Jiangxi Jinko and Zhejiang Qin Ye reached a settlement on both cases.

Regardless of the merits, responding to allegations, litigation or legal or administration proceedings and defending against litigation can be time consuming and costly, and may result in us incurring substantial legal and administrative expenses, as well as divert the attention of our management. Any such allegations, lawsuits or proceedings could have a material adverse effect on our business operations. Further, unfavorable outcomes from these claims or lawsuits could adversely affect our business, financial condition and results of operations.

We may continue to undertake acquisitions, investments, joint ventures or other strategic alliances, and such undertakings may be unsuccessful.

We may continue to grow our operations through acquisitions, participation in joint ventures or other strategic alliances with suppliers or other companies in China and overseas along the solar power industry value chain in the future. Such acquisitions, participation in joint ventures and strategic alliances may expose us to new operational, regulatory, market and geographical risks as well as risks associated with additional capital requirements and diversion of management resources. Our acquisitions may expose us to the following risks:

•	There may be unforeseen risks relating to the target’s business and operations or liabilities of the target that were not discovered by us through our legal and business due diligence prior to such acquisition. Such undetected risks and liabilities could have a material adverse effect on our business and results of operations in the future.
•	There is no assurance that we will be able to maintain relationships with previous customers of the target, or develop new customer relationships in the future. Loss of our existing customers or failure to establish relationships with new customers could have a material adverse effect on our business and results of operations.

•	Acquisitions will generally divert a significant portion of our management and financial resources from our existing business and the integration of the target’s operations with our existing operations has required, and will continue to require, significant management and financial resources, potentially straining our ability to finance and manage our existing operations.
•	There is no assurance that the expected synergies or other benefits from any acquisition or joint venture investment will actually materialize. If we are not successful in the integration of a target’s operations, or are otherwise not successful in the operation of a target’s business, we may not be able to generate sufficient revenue from its operations to recover costs and expenses of the acquisition.
•	Acquisition or participation in new joint venture or strategic alliance may involve us in the management of operation in which we do not possess extensive expertise.

The materialization of any of these risks could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to non-competition or other similar restrictions or arrangements relating to our business.

We may from time to time enter into non-competition, exclusivity or other restrictions or arrangements of a similar nature as part of our sales agreements with our customers. Such restrictions or arrangements may significantly hinder our ability to sell additional products, or enter into sales agreements with new or existing customers that plan to sell our products, in certain markets. As a result, such restrictions or arrangements may have a material adverse effect on our business, financial condition and results of operations.

In October 2016, we entered into a side agreement with Jiangxi Jinko Engineering and the investors of Jiangxi Jinko Engineering, pursuant to the non-compete provisions of which we undertake not to develop any downstream solar power project with a capacity of over 2 MW in China after the disposition of our equity interest in Jiangxi Jinko Engineering in the fourth quarter of 2016. As a result, we only operated several solar power projects outside China as of June 30, 2017. This non-competition covenant may adversely affect our growth prospects in China.

In September 2017, we provided a non-compete commitment to Jiangxi Jinko Engineering where we undertake to cease developing new downstream solar projects. In addition, for our existing offshore downstream solar power projects that we are constructing and will connect to the grid, we undertake to endeavor to cause those projects to be transferred to Jiangxi Jinko Engineering, its subsidiaries or other qualified third parties, to the extent that such transfers will not contravene with applicable laws and regulations and that we are able to obtain written consent of the relevant contracting parties for those projects. This non-competition undertaking may adversely affect our operating results.

Our substantial indebtedness could adversely affect our business, financial condition and results of operations.

We typically require a significant amount of cash to meet our capital requirements, including the expansion of our production capacity, as well as to fund our operations. As of June 30, 2017, we had approximately RMB6.63 billion (US$978.6 million) in outstanding short-term borrowings (including the current portion of long-term bank borrowings), RMB467.5 million (US$69.0 million) in outstanding long-term bank borrowings (excluding the current portion) and approximately RMB68 thousand (US$10 thousand) in convertible senior notes.

In November 2014, we signed a US$20.0 million two-year credit agreement with Wells Fargo Bank, National Association, or Wells Fargo. The credit limit was raised to US$40.0 million in June 2015 and further to US$60.0 million in July 2016 through amendments to the credit agreement. Borrowings under the new credit agreement have been used to support our working capital and business operations in the United States.

In May 2015, we signed a US$20.0 million bank facility agreement with Barclay Bank, which was subsequently raised to US$40.0 million, to support our working capital and business operations. In August 2015, we signed a RMB700.0 million loan agreement with The Export-Import Bank of China. In

September 2015, we signed a line of credit of up to RMB10.0 billion strategic agreement with the Industrial and Commercial Bank of China Jiangxi Provincial branch.

In July 2016, we signed a one-year JPY2 billion syndicated loan agreement with a bank consortium led by Sumitomo Mitsui Banking Corporation to support our working capital and business operations in Japan. In September 2016, we signed a US$25.0 million bank facility agreement with Malayan Banking Berhad to support our working capital and business operations in Malaysia.

In May 2017, we provided a guarantee for a borrowing of Sweihan PV Power Company P.J.S.C, an equity investee of the Company, in an aggregate principal amount not exceeding US$50 million for developing overseas solar power projects.

In June 2017, we signed a JPY4.1 billion syndicated loan agreement up to two years with a bank consortium led by Sumitomo Mitsui Banking Corporation to provide working capital and support for our business operations in Japan.

In July 2017, we issued medium term notes of RMB300,000,000 due July 2020 for working capital purposes.

In July 2017, we entered into a financial lease in the amount of RMB600,000,000 due July 2021 to support the improvement of our production efficiency.

We may not have sufficient funds available to meet our payment obligations in light of the amount of bank borrowings due in the near term future. This level of debt and the imminent repayment of our notes and other bank borrowings could have significant consequences on our operations, including:

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes as a result of our debt service obligations, and limiting our ability to obtain additional financing;
•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and
•	potentially increasing the cost of any additional financing.

Any of these factors and other consequences that may result from our substantial indebtedness could have an adverse effect on our business, financial condition and results of operations as well as our ability to meet our payment obligations under our debt.

In addition, we are exposed to various types of market risk in the normal course of business, including the impact of interest rate changes. As of June 30, 2017, RMB467.5 million (US$69.0 million) of our long-term borrowings bears interest at variable rates, generally linked to market benchmarks such as the benchmark interest rate issued by People’s Bank of China, or PBOC. Any increase in interest rates would increase our finance expenses relating to our variable rate indebtedness and increase the costs of refinancing our existing indebtedness and issuing new debt. Furthermore, since the majority of our short-term borrowings came from Chinese banks, we are exposed to lending policy changes by the Chinese banks. If the Chinese government changes its macroeconomic policies and forces Chinese banks to tighten their lending practices, or if Chinese banks are no longer willing to provide financing to solar power companies, including us, we may not be able to extend our short-term borrowings or make additional borrowings in the future.

We may also incur gain or loss in relation to our change in the fair value of our financial instruments. For example, in 2016, we had net loss from a change in fair value of convertible senior notes and capped call options of RMB110.2 million (US$15.9 million). The change in fair value of financial instruments may fluctuate significantly from period to period due to factors that are largely beyond our control, and may result in us recording substantial gains or losses as a result of such changes. As a result of the foregoing, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance.

Our failure to maintain sufficient collateral under certain pledge contracts for our short-term loans may materially adversely affect our financial condition and results of operations.

As of June 30, 2017, we had short-term borrowings of RMB1.1 billion (US$163.5 million), including the current portion of long-term bank borrowings, secured by certain of our inventory with net book value of RMB381.3 million (US$56.2 million), land use rights, property, plant and equipment with total net book value of RMB1.8 billion (US$267.3 million). We cannot assure you that we will not be requested by the pledgees to provide additional collateral to bring the value of the collateral to the level required by the pledgees if our inventory depreciates in the future. If we fail to provide additional collateral, the pledgees will be entitled to require the immediate repayment of the outstanding bank loans. In addition, the pledgees may auction or sell the inventory. Furthermore, we may be subject to liquidated damages pursuant to relevant pledge contracts. Although the pledgees have conducted regular site inspections on our inventory since the pledge contracts were executed, they have not requested us to provide additional collateral or take other remedial actions. However, we cannot assure you the pledgees will not require us to provide additional collateral in the future or take other remedial actions or otherwise enforce their rights under the pledge contracts and loan agreements. If any of the foregoing occurs, our financial condition and results of operations may be materially adversely affected.

We rely principally on dividends and other distributions on equity paid by our principal operating subsidiaries, and limitations on their ability to pay dividends to us could have a material adverse effect on our business and results of operations. We are a holding company and rely principally on dividends paid by our principal operating subsidiaries, including Jiangxi Jinko and Zhejiang Jinko, for cash requirements. Applicable PRC laws, rules and regulations permit payment of dividends by our PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC accounting standards. Our PRC subsidiaries are required to set aside a certain percentage of their after-tax profit based on PRC accounting standards each year as reserve funds for future development and employee benefits, in accordance with the requirements of relevant laws and provisions in their respective articles of associations. The percentage should not be less than 10%, unless the reserve funds reach 50% of the company’s registered capital. In addition, under PRC laws, our PRC subsidiaries are prohibited from distributing dividends if there is a loss in the current year. As a result, our PRC subsidiaries may be restricted in their ability to transfer any portion of their net income to us whether in the form of dividends, loans or advances. Any limitation on the ability of our subsidiaries to pay dividends to us could materially adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

Any failure to maintain effective internal control could have a material adverse effect on our business, results of operations and the market price of the ADSs.

The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring most public companies to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, when a company meets the SEC’s criteria, an independent registered public accounting firm must report on the effectiveness of the company’s internal control over financial reporting.

Our management and independent registered public accounting firm have concluded that our internal control over financial reporting as of December 31, 2016 was effective. However, we cannot assure you that in the future our management or our independent registered public accounting firm will not identify material weaknesses during the Section 404 of the Sarbanes-Oxley Act audit process or for other reasons. In addition, because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. As a result, if we fail to maintain effective internal control over financial reporting or should we be unable to prevent or detect material misstatements due to error or fraud on a timely basis, investors could lose confidence in the reliability of our financial statements, which in turn could harm our business, results of operations and negatively impact the market price of the ADSs, and harm our reputation. Furthermore, we have incurred and expected to continue to incur considerable costs and to use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Failure to achieve satisfactory production volumes of our products could result in higher unit production costs.

The production of silicon wafers, solar cells, solar modules and recovered silicon materials involves complex processes. Deviations in the manufacturing process can cause a substantial decrease in output and, in some cases, disrupt production significantly or result in no output. From time to time, we have experienced lower-than-anticipated manufacturing output during the ramp-up of production lines. This often occurs during the introduction of new products, the installation of new equipment or the implementation of new process technologies. As we bring additional lines or facilities into production, we may operate at less than intended capacity during the ramp-up period. In addition, the decreased demand in global solar power product market, including the demand for solar modules, may also cause us to operate at less than intended capacity. This would result in higher marginal production costs and lower output, which could have a material adverse effect on our business, financial condition and results of operations.

Demand for solar power products may be adversely affected by seasonality.

Demand for solar power products tends to be weaker during the winter months partly due to adverse weather conditions in certain regions, which complicate the installation of solar power systems, our operating results may fluctuate from period to period based on the seasonality of industry demand for solar power products. Our sales in the first quarter of any year may also be affected by the occurrence of the Chinese New Year holiday during which domestic industrial activity is normally lower than that at other times. Such fluctuations may result in the underutilization of our capacity and increase our average costs per unit. In addition, we may not be able to capture all of the available demand if our capacity is insufficient during the summer months. As a result, fluctuations in the demand for our products may have a material adverse effect on our business, financial condition and results of operations.

Unsatisfactory performance of or defects in our products may cause us to incur additional expenses and warranty costs, damage our reputation and cause our sales to decline.

Our products may contain defects that are not detected until after they are shipped or inspected by our customers. Our silicon wafer sales contracts normally require our customers to conduct inspection before delivery. We may, from time to time, allow those of our silicon wafer customers with good credit to return our silicon wafers within a stipulated period, which normally ranges from 7 to 15 working days after delivery, if they find our silicon wafers do not meet the required specifications. Our standard solar cell sales contract requires our customer to notify us within 7 days of delivery if such customer finds our solar cells do not meet the specifications stipulated in the sales contract. If our customer notifies us of such defect within the specified time period and provides relevant proof, we will replace those defective solar cells with qualified ones after our confirmation of such defects.

Our solar modules are typically sold with a 10-year warranty for material and workmanship and a 25-year linear power output warranty against the maximum degradation of the actual power output for each year after the warranty start date. If a solar module is defective during the relevant warranty period, we will either repair or replace the solar module. As we continue to increase our sales to the major export markets, we may be exposed to increased warranty claims.

In May 2011, we engaged PowerGuard Specialty Insurance Services, or PowerGuard, a firm specialized in unique insurance and risk management solutions for the wind and solar energy industries, to provide insurance coverage for the product warranty services of our solar modules worldwide effective from May 1, 2011. Since May 2011, we have renewed the insurance policy upon its expiration in May for each year for a period of one year. The policy offers back-to-back coverage through a maximum of ten-year limited product defects warranty, as well as a 12-year and 25-year linear warranty against declines of more than 10.0% and 20.0%, respectively, from the initial minimum power generation capacity at the time of delivery.

If we experience a significant increase in warranty claims, we may incur significant repair and replacement costs associated with such claims. In addition, product defects could cause significant damage to our market reputation and reduce our product sales and market share, and our failure to maintain the consistency and quality throughout our production process could result in substandard quality or performance of our products. If we deliver our products with defects, or if there is a perception that our products are of substandard quality, we may incur substantially increased costs associated with returns or replacements of our products, our credibility and market reputation could be harmed and our sales and market share may be materially adversely affected.

Fluctuations in exchange rates could adversely affect our results of operations.

We derive a substantial portion of our sales from international customers and a significant portion of our total revenue have been denominated in foreign currencies, particularly, Euros and U.S. dollars. Our export sales represented 57.7%, 62.7%, 61.5% and 55.3% of our total revenues in 2014, 2015, 2016 and the six months ended June 30, 2017, respectively. As a result, we may face significant risks resulting from currency exchange rate fluctuations, particularly, among Renminbi, Euros and U.S. dollars. For example, we expect our revenue and gross margin to be adversely affected by the recent appreciation of Renminbi against U.S. dollars, as a substantial portion of our sales are denominated in U.S. dollars. Furthermore, we have outstanding debt obligations, and may continue to incur debts from time to time, denominated and repayable in foreign currencies. We incurred foreign-exchange losses of approximately RMB139.6 million and RMB86.5 million in 2014 and 2015, respectively, gains of approximately RMB208.8 million (US$30.8 million) in 2016, and losses of RMB36.1 million (US$5.3 million) in the six months ended June 30, 2017, respectively. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future.

Our consolidated financial statements are expressed in Renminbi. The functional currency of our principal operating subsidiaries, Jiangxi Jinko and Zhejiang Jinko, is also Renminbi. To the extent we hold assets denominated in Euros or U.S. dollars, any appreciation of Renminbi against the Euro or U.S. dollar could reduce the value of our Euro-or U.S. dollar-denominated consolidated assets. On the other hand, if we decide to convert our Renminbi amounts into Euros or U.S. dollars for business purposes, including foreign debt service, a decline in the value of Renminbi against the Euro or U.S. dollar would reduce the Euro or U.S. dollar equivalent amounts of the Renminbi we convert. In addition, a depreciation of Renminbi against the U.S. dollar could reduce the U.S. dollar equivalent amounts of our financial results and the dividends we may pay in the future, if any, all of which may have a material adverse effect on the price of our ADSs.

Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi will be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the RMB has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. Any currency exchange losses we recognize may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency.

Limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. Although we have entered into a number of foreign-exchange forward contracts and call spread options with local banks to manage our risks associated with foreign-exchange rates fluctuations, we cannot assure you that our hedging efforts will be effective. Our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on our results of operations.

Our operating history may not be a reliable predictor of our prospects and future results of operations.

We commenced processing recoverable silicon materials in June 2006, and manufacturing silicon wafers in 2008. We commenced producing solar cells in July 2009 following our acquisition of Zhejiang Jinko, which has manufactured solar cells since June 2007, and we commenced producing solar modules in

August 2009. We commenced our solar power generation and solar system integration service business in late 2011 and disposed of our downstream solar power project business in the PRC to a related party in November 2016.

Although our revenue experienced significant growth in the past, we cannot assure you that our revenue will increase at previous rates or at all, or that we will be able to continue to operate profitably in future periods. We also experienced net losses in each quarter from the fourth quarter of 2011 to the first quarter of 2013. Our operating history may not be a reliable predictor of our future results of operations, and past revenue growth experienced by us should not be taken as indicative of the rate of revenue growth, if any, that can be expected in the future. We believe that period to period comparisons of our operating results and our results for any period should not be relied upon as an indication of future performance.

Our operations are subject to natural disasters, adverse weather conditions, operating hazards, environmental incidents and labor disputes.

We may experience earthquakes, floods, mudslides, snowstorms, typhoon, power outages, labor disputes or similar events beyond our control that would affect our operations. Our manufacturing processes involve the use of hazardous equipment, such as furnaces, squaring machines and wire saws. We also use, store and generate volatile and otherwise dangerous chemicals and waste during our manufacturing processes, which are potentially destructive and dangerous if not properly handled or in the event of uncontrollable or catastrophic circumstances, including operating hazards, fires and explosions, natural disasters, adverse weather conditions and major equipment failures, for which we cannot obtain insurance at a reasonable cost or at all.

In addition, our silicon wafer and solar module production and storage facilities are located in close proximity to one another in the Shangrao Economic Development Zone in Jiangxi Province, and our solar cell production and storage facilities are located in close proximity to one another in Haining, Zhejiang Province. The occurrence of any natural disaster, unanticipated catastrophic event or unexpected accident in either of the two locations could result in production curtailments, shutdowns or periods of reduced production, which could significantly disrupt our business operations, cause us to incur additional costs and affect our ability to deliver our products to our customers as scheduled, which may adversely affect our business, financial condition and results of operations. Moreover, such events could result in severe damage to property, personal injuries, fatalities, regulatory enforcement proceedings or in our being named as a defendant in lawsuits asserting claims for large amounts of damages, which in turn could lead to significant liabilities.

Our Haining facility suspended operation from September 17, 2011 to October 9, 2011 due to an environmental incident. Occurrences of natural disasters, as well as accidents and incidents of adverse weather in or around Shangrao, Haining and Penang in the future may result in significant property damage, electricity shortages, disruption of our operations, work stoppages, civil unrest, personal injuries and, in severe cases, fatalities. Such incidents may result in damage to our reputation or cause us to lose all or a portion of our production capacity, and future revenue anticipated to be derived from the relevant facilities.

Our founders collectively have significant influence over our management and their interests may not be aligned with our interests or the interests of our other shareholders.

As of the date of this prospectus supplement, our founders, Xiande Li who is our chairman, Kangping Chen who is our chief executive officer, and Xianhua Li who is our vice president, beneficially owned approximately 14.8%, 8.8% and 4.5%, respectively, or approximately 28.1% in the aggregate, of our outstanding ordinary shares. If the founders act collectively, they will have a substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors, dividend policy and other significant corporate actions. They may take actions that are not in the best interest of our company or our securities holders. For example, this concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. On the other hand, if the founders are in favor of any of these actions, these actions may be taken even if they are opposed by a majority of our other shareholders, including you and those who invest in ADSs. In addition, under our current articles of association, the quorum required for the general meeting of our shareholders is two shareholders entitled to vote and present in person or by proxy or, if the shareholder is a corporation, by its duly authorized representative representing not less than one-third in nominal value of our total issued voting shares. As such, a shareholders resolution may be passed at our shareholders meetings with the presence of our founders only and without the presence of any of our other shareholders, which may not represent the interests of our other shareholders, including holders of ADSs.

We have limited insurance coverage and may incur losses resulting from product liability claims, business interruption or natural disasters.

We are exposed to risks associated with product liability claims in the event that the use of our products results in property damage or personal injury. Since our products are ultimately incorporated into electricity generating systems, it is possible that users could be injured or killed by devices that use our products, whether as a result of product malfunctions, defects, improper installations or other causes. Due to our limited operating history, we are unable to predict whether product liability claims will be brought against us in the future or to predict the impact of any resulting adverse publicity on our business. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. We carry limited product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us. In addition, we do not carry any business interruption insurance. As the insurance industry in China is still in its early stage of development, even if we decide to take out business interruption coverage, such insurance available in China offers limited coverage compared with that offered in many other countries. Any business interruption or natural disaster could result in substantial losses and diversion of our resources and materially adversely affect our business, financial condition and results of operations.

The grant of employee share options and other share-based compensation could adversely affect our net income.

As of the date of this prospectus supplement, share options with respect to 9,325,122 ordinary shares have been granted to our directors, officers and employees pursuant to our 2009 Long Term Incentive Plan, and there are 1,894,556 ordinary shares issuable upon the exercise of outstanding options granted under the plan. As of the date of this prospectus supplement, share options with respect to 11,269,980 ordinary shares have been granted to our directors, officers and employees pursuant to our 2014 Equity Incentive Plan, and there are 9,309,980 ordinary shares issuable upon the exercise of outstanding options granted under the plan. U.S. GAAP requires us to recognize share-based compensation as compensation expense in the consolidated statement of operations based on the fair value of equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. If we grant more share options to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income. However, if we do not grant share options or reduce the number of share options that we grant, we may not be able to attract and retain key personnel.

Our lack of sufficient patent protection in and outside of China may undermine our competitive position and subject us to intellectual property disputes with third parties, both of which may have a material adverse effect on our business, results of operations and financial condition.

We have developed various production process related know-how and technologies in the production of our products. Such know-how and technologies play a critical role in our quality assurance and cost reduction. In addition, we have implemented a number of research and development programs with a view to developing techniques and processes that will improve production efficiency and product quality. Our intellectual property and proprietary rights from our research and development programs will be crucial in maintaining our competitive edge in the solar power industry. As of the date of this prospectus supplement, we had 573 patents and 195 pending patent applications in China. We plan to continue to seek to protect our intellectual property and proprietary knowledge by applying for patents for them. However, we cannot assure you that we will be successful in obtaining patents in China in a timely manner or at all. Moreover, even if we are successful, China currently affords less protection to a company’s intellectual property than some other countries, including the United States. We also use contractual arrangements with employees and trade secret protections to protect our intellectual property and proprietary rights. Nevertheless, contractual arrangements afford only limited protection and the actions we may take to protect our intellectual property and proprietary rights may not be adequate.

In addition, others may obtain knowledge of our know-how and technologies through independent development. Our failure to protect our production process, related know-how and technologies, our intellectual property and proprietary rights or any combination of the above may undermine our competitive position. Third parties may infringe or misappropriate our proprietary technologies or other intellectual property and proprietary rights. Policing unauthorized use of proprietary technology can be difficult and expensive. Litigation, which can be costly and divert management attention and other resources away from our business, may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of our proprietary rights. We cannot assure you that the outcome of such potential litigation will be in our favor. An adverse determination in any such litigation will impair our intellectual property and proprietary rights and may harm our business, prospects and reputation.

We may be exposed to intellectual property infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause us to pay significant damage awards and subject us to injunctions prohibiting sale of our products in certain markets.

Our success depends on our ability to use and develop our technology and know-how, and to manufacture and sell our recovered silicon materials, silicon wafers, solar cells and solar modules, develop solar power projects or otherwise operate our business in the solar industry without infringing the intellectual property or other rights of third parties. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. The validity and scope of claims relating to solar power technology patents involve complex scientific, legal and factual questions and analyses and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings, trademark disputes and related legal and administrative proceedings can be both costly and time consuming and may significantly divert our resources and the attention of our technical and management personnel. An adverse ruling in any such litigation or proceedings could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Our business depends substantially on the continuing efforts of our executive officers and key technical personnel, as well as our ability to maintain a skilled labor force. Our business may be materially adversely affected if we lose their services.

Our success depends on the continued services of our executive officers and key personnel, in particular our founders, Mr. Xiande Li, Mr. Kangping Chen and Mr. Xianhua Li. We do not maintain key-man life insurance on any of our executive officers and key personnel. If one or more of our executive officers and key personnel are unable or unwilling to continue in their present positions, we may not be able to readily replace them, if at all. As a result, our business may be severely disrupted and we may have to incur additional expenses in order to recruit and retain new personnel. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers. Each of our executive officers and key personnel has entered into an employment agreement with us that contains confidentiality and noncompetition provisions. However, if any dispute arises between our executive officers or key personnel and us, we cannot assure you, in light of uncertainties associated with the PRC legal system, that these agreements could be enforced in China where most of our executive officers and key personnel reside and hold most of their assets. See “— Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could have a material adverse effect on us” in this prospectus supplement.

Furthermore, recruiting and retaining capable personnel, particularly experienced engineers and technicians familiar with our products and manufacturing processes, is vital to maintain the quality of our products and improve our production methods. There is substantial competition for qualified technical personnel, and we cannot assure you that we will be able to attract or retain qualified technical personnel. If we are unable to attract and retain qualified employees, key technical personnel and our executive officers, our business may be materially adversely affected.

Compliance with environmentally safe production and construction regulations can be costly, while non-compliance with such regulations may result in adverse publicity and potentially significant monetary damages, fines and suspension of our business operations.

We are required to comply with all national and local environmental protection regulations for our operations in China, Malaysia, South Africa and Portugal. For example, regulations on emission trading and pollution permits in Zhejiang Province allow entities to increase their annual pollution discharge limit by purchasing emissions trading credits. Entities that purchase emission credits can increase their annual discharge limit by registering the credits with the relevant environmental authorities and amending their pollution permits or obtaining new ones. We have entered into several emissions trading contracts to purchase credits to increase our annual discharge limit and registered all credits as required under a local regulation that became effective on October 9, 2010. However, as our business grows, we may increase our discharge level in the future and we cannot guarantee you that we will continue to be below our annual discharge limit. The penalties for exceeding the annual discharge limit may include corrective orders, fines imposed by the local environmental authority of up to RMB50,000 or, in extreme circumstances, revocation of our pollution permit. Some of our subsidiaries need to obtain and maintain pollution discharge permits, which are subject to renewal or extension on an annual basis or within a longer period. We cannot assure you that we are or will be able to renew or extend these permits in a timely manner or at all.

We use, store and generate volatile and otherwise dangerous chemicals and wastes during our manufacturing processes, and are subject to a variety of government regulations related to the use, storage and disposal of such hazardous chemicals and waste. In accordance with the requirements of the Regulations on the Safety Management of Hazardous Chemicals, which became effective on March 15, 2002 and were amended on December 1, 2011 and December 7, 2013, we are required to engage state-qualified institutions to conduct the safety evaluation on our storage instruments related to our use of hazardous chemicals and file the safety evaluation report with the competent safety supervision and administration authorities every three years. In compliance with Jiaxing City environmental authority’s requests, we commenced efforts to meet their targets for hazardous chemical and wastes in May 2012. Environmental authorities of Haining City and Jiaxing City evaluated our efforts and confirmed that we satisfied their targets in September 2012. Moreover, we also need to timely file a report with the competent safety supervision and administration authorities and public security agencies concerning the actual storage situation of our hyper-toxic chemicals and other hazardous chemicals that constitute major of hazard sources. We have not conducted the safety evaluation or filed safety evaluation reports with respect to certain of our storage instruments in compliance with the revised Regulation on the Safety Management of Hazardous Chemicals and we cannot assure you that we will be able to file the safety evaluation reports on time. Failure to conduct such safety evaluation or to make such filing on time may subject us to an order to rectify such conduct within a prescribed time period, fines of up to RMB100,000 or a revocation of our qualification certification and business license.

Moreover, we are required to obtain construction permits before commencing constructing production facilities. We are also required to obtain the approvals from PRC environmental protection authorities before commencing commercial operations of our manufacturing facilities. We commenced construction of a portion of our solar cell and solar module production facilities prior to obtaining the construction permits and commenced operations of certain of our production facilities prior to obtaining the environmental approvals for commencing commercial operation and completing the required safety evaluation procedure. Although we have subsequently obtained all required environmental approvals covering all of our existing production capacity except a portion of our solar cell and solar module production capacity, we cannot assure you that we will not be penalized by the relevant government authorities for our non-compliance with the PRC environmental protection, safe production and construction regulations.

In late August 2011, our Haining facility experienced a suspected leakage of fluoride into a nearby small water channel due to extreme and unforeseen weather conditions. On September 15, 2011, residents of Hongxiao Village in proximity to the Haining facility gathered to protest the discharge. The Haining facility suspended production on September 17, 2011. We also took steps recommended by an environmental engineering firm licensed by the PRC government (“Licensed Engineers”). On September 28, 2011, a committee of experts (the “Experts Committee”) established by the Haining government approved a set of recommendations developed by the Licensed Engineers with our assistance and the Haining government to be implemented by us. On October 6, 2011, the Experts Committee, the Environmental Bureau of the Haining government and representatives of Hongxiao Village reviewed the steps taken by us based on the recommendations of the Experts Committee and provided their comments to JinkoSolar’s management. On October 9, 2011, the Experts Committee notified us that the Experts Committee was satisfied with the steps taken by us and we resumed production at the Haining facility. In 2012, we carried out a series of environmental protection efforts intended to ensure our compliance with relevant standards and requirements. In January 2013, Haining City environmental authority issued the “Environmental Management Compliance Certificate for 2012” to us, confirming our compliance with environmental requirements.

Although we will try to take measures to prevent similar incidents from occurring again in the future, we cannot assure you that our operations will not be disrupted by similar or other environmental incidents. In addition, the relevant authorities may issue more stringent environmental protection, safe production and construction regulations in the future that may impact our manufacturing facilities in China or abroad, and the costs of compliance with new regulations could be substantial. If we fail to comply with the future environmentally safe production and construction laws and regulations, we may be required to pay fines, suspend construction or production, or cease operations. Moreover, any failure by us to control the use of, or to adequately restrict the discharge of, dangerous substances could subject us to potentially significant monetary damages and fines or the suspension of our business operations.

Risks Related to Doing Business in China

We may fail to comply with laws and regulations regarding PV production in China.

On March 25, 2015, the MIIT promulgated the Standard Conditions of Photovoltaic Production Industry, or the Photovoltaic Production Rule, in place of its old version, which establishes a basic regulatory framework for PV production industry. The Photovoltaic Production Rule provides, among other matters, requirements in relation to the production layout, project establishment filing and enterprise qualification, requirements with regard to the production scale, product quality, cell efficiency, energy consumption and operational life span of various PV products, and requirements related to quality management and obtaining the pollution discharge permits and other environmental requirements. Our failure to comply with the Photovoltaic Production Rule and the laws and regulations related thereto could result in fines, sanctions, suspension, revocation or non-renewal of approvals, permits or licenses, which could have a material adverse effect on our business, financial condition and results of operations.

We cannot assure you that we will be able to promptly and adequately respond to changes of laws and regulations, or that our employees and contractors will act in accordance with our internal policies and procedures. Failure to comply with such laws and regulations relating to PV production may materially adversely affect our business, financial condition and results of operations.

PCAOB registered public accounting firms in China, including our independent registered public accounting firm, are not inspected by the U.S. Public Company Accounting Oversight Board, which deprives us and our investors of the benefits of such inspection.

Auditors of companies whose shares are registered with the U.S. Securities and Exchange Commission and traded publicly in the United States, including our independent registered public accounting firm, must be registered with the U.S. Public Company Accounting Oversight Board (the “PCAOB”) and are required by the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards applicable to auditors. Our independent registered public accounting firm is located in, and organized under the laws of, the PRC, which is a jurisdiction where the PCAOB, notwithstanding the requirements of U.S. law, is currently unable to conduct inspections without the approval of the Chinese authorities. In May 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the MOF, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by PCAOB, the CSRC or the MOF in the United States and the PRC, respectively. PCAOB continues to be in discussions with the CSRC and the MOF to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

This lack of PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ADSs are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

If additional remedial measures are imposed on the Big Four PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms’ failure to meet specific criteria set by the SEC, we may have difficulties complying with the requirements of the Securities Exchange Act of 1934.

In December 2012, the SEC instituted administrative proceedings against the Big Four PRC-based accounting firms, including our independent registered public accounting firm, alleging that these firms had violated U.S. securities laws and the SEC’s rules and regulations thereunder by failing to provide to the SEC the firms’ audit work papers with respect to certain PRC-based companies that are publicly traded in the United States. On January 22, 2014, the administrative law judge presiding over the matter rendered an initial decision that each of the firms had violated the SEC’s rules of practice by failing to produce audit work papers to the SEC. The initial decision censured each of the firms and barred them from practicing before the SEC for a period of six months. The Big Four PRC-based accounting firms appealed the administrative law judge’s initial decision to the SEC. The administrative law judge’s decision does not take effect unless and until it is endorsed by the SEC.

In February 2015, the four China-based accounting firms each agreed to a censure and to pay a fine to the SEC to settle the dispute and avoid suspension of their ability to practice before the SEC and audit U.S.-listed companies. The settlement required the firms to follow detailed procedures and to seek to provide the SEC with access to PRC firms’ audit documents via the CSRC. If future document productions fail to meet specified criteria, the SEC retains the authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure.

While we cannot predict if the SEC will further review the four China-based accounting firms’ compliance with specified criteria or if the results of such a review would result in the SEC imposing penalties such as suspensions or restarting the administrative proceedings, if the accounting firms are subject to additional remedial measures, our ability to file our financial statements in compliance with SEC requirements could be impacted. A determination that we have not timely filed financial statements in compliance with SEC requirements could ultimately lead to the delisting of our ADSs from NYSE or the termination of the registration of our ADSs under the Securities Exchange Act of 1934, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

The approval of the MOFCOM for or in connection with our corporate restructuring in 2007 and 2008 may be subject to revocation, which will have a material adverse effect on our business, operating results and trading price of our ADSs.

On August 8, 2006, six PRC governmental and regulatory agencies, including the Ministry of Commerce of the People’s Republic of China, or the MOFCOM, and the CSRC promulgated a rule entitled “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors”, or Circular 10, which became effective on September 8, 2006 and was amended in June 2009. Article 11 of Circular 10 requires PRC domestic enterprises or domestic natural persons to obtain the prior approval of MOFCOM when an offshore company established or controlled by them proposes to merge with or acquire a PRC domestic company with which such enterprises or persons have a connected relationship.

We undertook a restructuring in 2007, or the 2007 Restructuring, and our founders and JinkoSolar Technology Limited, previously Paker Technology Limited, or JinkoSolar Technology, obtained the approval of Jiangxi MOFCOM, for the acquisition of certain equity interest in Jiangxi Desun and the pledge by our founders of their equity interest in Jiangxi Desun to Jinko Solar Technology, or the 2007 acquisition and pledge. However, because our founders are PRC natural persons and they controlled both JinkoSolar Technology and Jiangxi Desun, the 2007 acquisition and pledge would be subject to Article 11 of Circular 10 and therefore subject to approval by MOFCOM at the central government level. To remedy this past non-compliance, we undertook another corporate restructuring in 2008, or the 2008 Restructuring, under which the share pledge was terminated on July 28, 2008 and JinkoSolar Technology transferred all of its equity interest in Jiangxi Desun to Long Faith Creation Limited, or Long Faith, an unrelated Hong Kong company, on July 31, 2008. In addition, on November 11, 2008, we received written confirmation from Jiangxi MOFCOM in its reply to our inquiry that there had been no modification to the former approvals for the 2007 acquisition and pledge and JinkoSolar Technology’s transfer of its equity interest in Jiangxi Desun to Long Faith, and we might continue to rely on those approvals for further transactions. Nevertheless, we cannot assure you that MOFCOM will not revoke such approval and subject us to regulatory actions, penalties or other sanctions because of such past non-compliance. If the approval of Jiangxi MOFCOM for the 2007 acquisition and pledge were revoked and we were not able to obtain MOFCOM’s retrospective approval for the 2007 acquisition and pledge, Jiangxi Desun may be required to return the tax benefits to which only a foreign-invested enterprise was entitled and which were recognized by us during the period from April 10, 2007 to December 31, 2007, and the profit distribution to JinkoSolar Technology in December 2008 may be required to be unwound. Under an indemnification letter issued by our founders to us, our founders have agreed to indemnify us for any monetary losses we may incur as a result of any violation of Circular 10 in connection with the restructuring we undertook in 2007. We cannot assure you, however, that this indemnification letter will be enforceable under the PRC law, our founders will have sufficient resources to fully indemnify us for such losses, or that we will not otherwise suffer damages to our business and reputation as a result of any sanctions for such non-compliance.

Meanwhile, given the uncertainty with respect to what constitutes a merger with or acquisition of a PRC domestic enterprise and what constitutes circumvention of its approval requirements under the Circular 10, we cannot assure you that the 2008 Restructuring is in all respects compliance with Circular 10. If MOFCOM subsequently determines that its approval of the 2008 Restructuring was required, we may face regulatory actions or other sanctions by MOFCOM or other PRC regulatory agencies. Such actions may include compelling us to terminate the contracts between Jiangxi Desun and us, the limitation of our operating privileges in China, the imposition of fines and penalties on our operations in China, restrictions or prohibition on the payment or remittance of dividends by Jiangxi Jinko or others that may have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of the PRC, which could reduce the demand for our products and materially adversely affect our competitive position.

Our business is primarily based in the PRC and a portion of our sales are made in the PRC. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in the PRC. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the level of government involvement;
•	the level of development;
•	the growth rate;
•	the control of foreign exchange; and
•	the allocation of resources.

While the PRC economy has grown significantly in the past 30 years, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may have a negative effect on us. For example, our financial condition and results of operations may be materially adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the PRC government. The continued control of these assets and other aspects of the national economy by the PRC government could materially adversely affect our business. The PRC government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. We cannot predict whether changes in China’s political, economic and social conditions, laws, regulations and policies will have any material adverse effect on our current or future business, financial condition and results of operations.

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

We are incorporated in Cayman Islands and are subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to wholly foreign owned companies. The PRC legal system is based on written statutes. Prior court decisions have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to us. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative authorities and courts have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult than in more developed legal systems to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may impede our ability to enforce the contracts we have entered into with our business partners, clients and suppliers. In addition, such uncertainties, including the inability to enforce our contracts, could materially adversely affect our business and operations. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of national laws by local regulations. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

PRC regulations may subject our future mergers and acquisitions activity to national security review.

In February 2011, the State Council promulgated Circular 6, a notice on the establishment of a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Circular 6 became effective on March 3, 2011. To implement Circular 6, MOFCOM promulgated the MOFCOM Security Review Rules on August 25, 2011, which became effective on September 1, 2011. According to Circular 6 and the MOFCOM Security Review Rules, national security review is required to be undertaken to complete mergers and acquisitions (i) by foreign investors of enterprises relating to national defense and (ii) through which foreign investors may acquire de facto control of a domestic enterprise that could raise national security concerns. When determining whether to subject a specific merger or acquisition to national security review, the MOFCOM will look at the substance and actual impact of the transaction. Bypassing national security review by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions by foreign investors is prohibited.

In addition, even if a merger or acquisition by foreign investors is not currently subject to national security review, or is determined to have no impact on national security after such review, it may still be subject to future review. A change in conditions (such as change of business activities, or amendments to relevant documents or agreements) may trigger the national security review requirement, then the foreign investor to the merger or acquisition must apply for the relevant approval with the MOFCOM.

Currently, there are no public provisions or official interpretations specifically providing that our current businesses fall within the scope of national security review and there is no requirement that foreign investors to those merger and acquisition transactions completed prior to the promulgation of Circular 6 take initiatives to submit such transactions to MOFCOM for national security review. However, as the MOFCOM Security Review Rules and Circular 6 are relatively new and there is no clear statutory interpretation on their implementation, there is no assurance that the relevant PRC regulatory authorities will have the same view as us when applying them. If our future merger and acquisition transactions are subject to the national security review, the application of the MOFCOM Security Review Rules and Circular 6 may further complicate our future merger and acquisition activities, and our expansion strategy may be adversely affected as a result.

PRC regulations relating to overseas investment by PRC residents may restrict our overseas and cross-border investment activities and adversely affect the implementation of our strategy as well as our business and prospects.

On July 4, 2014, the SAFE issued the Circular on the Administration of Foreign Exchange Issues Related to Overseas Investment, Financing and Roundtrip Investment by Domestic Residents through Offshore Special Purpose Vehicles, or the SAFE Circular 37, which replaced the former circular commonly known as “SAFE Circular 75” promulgated on October 21, 2005. The SAFE Circular 37 requires PRC residents to register with the competent local SAFE branch in connection with their direct establishment or indirect control of an offshore special purpose vehicle, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. The SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contribution by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

We believe that all of our beneficial owners who are PRC citizens or residents have completed their registrations with the competent local SAFE branch in accordance with the SAFE Circular 75 before the promulgation of SAFE Circular 37. However, we may not at all times be fully aware or informed of the identities of all of our beneficial owners who are PRC citizens or residents, and we may have little control over either our present or prospective direct or indirect PRC resident beneficial owners or the outcome of such registration procedures. We cannot assure you that the SAFE registrations of our present beneficial owners or future beneficial owners who are PRC citizens or residents have been or will be amended to reflect, among others, the shareholding information or equity investment as required by the SAFE Circular 37 and subsequent implementation rules at all times. The failure of these beneficial owners to comply with the registration procedures set forth in the SAFE Circular 37 may subject such beneficial owners and our PRC subsidiaries to fines and legal sanctions. Such failure may also result in restrictions on our PRC subsidiaries’ ability to distribute profits to us or our ability to inject capital into our PRC subsidiaries or otherwise materially adversely affect our business, financial condition and results of operations. Furthermore, since the SAFE Circular 37 was recently promulgated and it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted and implemented by the relevant PRC government authorities. We cannot predict how these regulations will affect our business operations or future strategy.

On December 25, 2006, the People’s Bank of China promulgated the Measures for Administration of Individual Foreign Exchange, and on January 5, 2007, the SAFE promulgated relevant Implementation Rules. On February 15, 2012, the SAFE promulgated the Notice on Various Issues Concerning Foreign Exchange Administration for Domestic Individuals Participating in Equity Incentive Plans of Overseas Listed Companies, or the Stock Option Notice. The Stock Option Notice terminated the Application Procedures of Foreign Exchange Administration of Domestic Individuals’ Participating in an Employee Stock Holding Plan or Stock Option Plan of an Overseas Listed Company issued by the SAFE on March 28, 2007. According to the Stock Option Notice, PRC citizens who are granted shares or share options by a company listed on an overseas stock market according to its employee stock holding plan or stock incentive plan are required to register with the SAFE or its local counterparts by following certain procedures.

We and our employees who are PRC citizens and individual beneficiary owners, or have been granted restricted shares or share options, are subject to the Individual Foreign Exchange Rules and its relevant implementation regulations. The failure of our PRC individual beneficiary owners and the restricted holders to complete their SAFE registrations pursuant to the SAFE’s requirement or the Individual Foreign Exchange Rules may subject these PRC citizens to fines and legal sanctions. It may also limit our ability to contribute additional capital into our PRC subsidiaries, and limit our PRC subsidiaries’ ability to distribute dividends to us, or otherwise materially adversely affect our business.

Our China-sourced income is subject to PRC withholding tax under the CIT Law, and we may be subject to PRC corporate income tax at the rate of 25%.

We are a Cayman Islands holding company with a substantially part of our operations conducted through our operating subsidiaries in China. Under the Corporate Income Tax Law of the PRC, or the CIT Law, which became effective on January 1, 2008 and was amended on February 24, 2017, and the Regulation on the Implementation of the CIT Law, or the Implementation Rules of the CIT Law, both of which became effective on January 1, 2008, China-sourced passive income of non-PRC tax resident enterprises, such as dividends paid by a PRC subsidiary to its overseas parent, is generally subject to a 10% withholding tax. Under an arrangement between China and Hong Kong, such dividend withholding tax rate is reduced to 5% if the beneficial owner of the dividends is a Hong Kong tax resident enterprise which directly owns at least 25% of the PRC company distributing the dividends and has owned such equity for at least 12 consecutive months before receiving such dividends. For example, as JinkoSolar Technology is a Hong Kong company and has owned 100% of the equity interest in Jiangxi Jinko and 25% of the equity interest in Zhejiang Jinko directly for more than 12 consecutive months to date, any dividends paid by Jiangxi Jinko and Zhejiang Jinko to JinkoSolar Technology will be entitled to a withholding tax at the reduced rate of 5% after obtaining approval from the competent PRC tax authority, provided that JinkoSolar Technology is deemed the beneficial owner of such dividends and that JinkoSolar Technology is not deemed to be a PRC tax resident enterprise as described below. However, according to the Circular of the State Administration of Taxation on How to Understand and Identify a “Beneficial Owner” under Tax Treaties, effective on October 27, 2009, and the Announcement of the State Administration of Taxation on the Determination of “Beneficial Owners” in the Tax Treaties, effective on June 29, 2012, an applicant for treaty benefits, including benefits under the arrangement between China and Hong Kong on dividend withholding tax, that does not carry out substantial business activities or is an agent or a conduit company may not be deemed a “beneficial owner” of the PRC subsidiary and therefore, may not enjoy such treaty benefits. If JinkoSolar Technology is determined to be ineligible for such treaty benefits, any dividends paid by Jiangxi Jinko and Zhejiang Jinko to JinkoSolar Technology will be subject to the PRC withholding tax at a 10% rate instead of a reduced rate of 5%.

The CIT Law, however, also provides that enterprises established outside China whose “de facto management bodies” are located in China are considered “PRC tax resident enterprises” and will generally be subject to the uniform 25% PRC corporate income tax rate as to their global income. Under the Implementation Rules of the CIT Law, “de facto management bodies” is defined as the bodies that have, in substance, overall management control over such aspects as the production and business, personnel, accounts and properties of an enterprise. On April 22, 2009, the SAT promulgated the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82. According to SAT Circular 82, an offshore-incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if certain conditions are met. Despite of those conditions, as SAT Circular 82 only applies to enterprises incorporated outside China controlled by PRC enterprises or a PRC enterprise, it remains unclear how the PRC tax authorities will determine the location of “de facto management bodies” for offshore enterprises that are controlled by individual PRC tax residents or non-PRC enterprises, as our Company and JinkoSolar Technology. Therefore, it remains unclear whether the PRC tax authorities would regard our Company or JinkoSolar Technology as PRC tax resident enterprises. If our Company and JinkoSolar Technology are regarded by PRC tax authorities as PRC tax resident enterprises for PRC corporate income tax purposes, any dividends distributed from Jiangxi Jinko and Zhejiang Jinko to JinkoSolar Technology and ultimately to our company could be exempt from the PRC withholding tax, while our Company and JinkoSolar Technology will be subject to the uniform 25% corporate income tax rate on our global income at the same time.

Dividends payable by us to our foreign investors and gains on the sale of our shares or ADSs may become subject to PRC corporate income tax liabilities.

The Implementation Rules of the CIT Law provide that (i) if the enterprise that distributes dividends is domiciled in China, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in China, then such dividends or capital gains are treated as China-sourced income. It is not clear how “domicile” will be interpreted under the CIT Law. It may be interpreted as the jurisdiction where the enterprise is incorporated or where the enterprise is a tax resident. Therefore, if our company and our subsidiaries in Hong Kong are considered PRC tax resident enterprises for tax purposes, any dividends we pay to our overseas shareholders or ADS holders, as well as any gains realized by such shareholders or ADSs holders from the transfer of our shares or ADSs, may be viewed as China-sourced income and, as a consequence, be subject to PRC corporate income tax at 10% or a lower treaty rate. If we are required to withhold PRC income tax on dividends we pay to our overseas shareholders or ADS holders, or if you are required to pay PRC income tax on gains from the transfer of our shares or ADSs, the value of your investment in our shares or ADSs may be materially adversely affected.

Our ability to make distributions and other payments to our shareholders depends to a significant extent upon the distribution of earnings and other payments made by our subsidiaries in the PRC.

We conduct a substantially part of our operations through our operating subsidiaries in China. Our ability to make distributions or other payments to our shareholders depends on payments from these operating subsidiaries in China, whose ability to make such payments is subject to PRC regulations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. According to the relevant PRC laws and regulations applicable to our operating subsidiaries in China and their respective articles of association, these subsidiaries are each required to set aside at least 10% of their after-tax profits based on PRC accounting standards each year as general reserves until the accumulative amount of these reserves reaches 50% of their registered capital. These reserves are not distributable as cash dividends. As of June 30, 2017, these general reserves amounted to RMB466.2 million (US$68.8 million), accounting for 7.2% of the total registered capital of all of our operating subsidiaries in China. In addition, under the CIT Law and its Implementation Rules, which became effective January 1, 2008, dividends from our operating subsidiaries in China to us are subject to withholding tax to the extent that we are considered a non-PRC tax resident enterprise under the CIT Law. See “— Our China-sourced income is subject to PRC withholding tax under the CIT Law, and we may be subject to PRC corporate income tax at the rate of 25%.” Furthermore, if our operating subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

Certain portions of our revenue and expenses are denominated in Renminbi. If our revenue denominated in Renminbi increases or expenses denominated in Renminbi decrease in the future, we may need to convert a portion of our revenue into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ADSs. Under China’s existing foreign exchange regulations, foreign currency under current account transactions, such as dividend payments and trade-related transactions are generally convertible. Accordingly, our operating subsidiaries in China are able to pay dividends in foreign currencies without prior approval from the SAFE, by complying with certain procedural requirements. However, the SAFE recently started to tighten such foreign exchange transactions. Among other things, the SAFE issued the Circular on Further Promoting the Reform of Foreign Exchange Administration and Improving Examination of Authenticity and Compliance on January 26, 2017, pursuant to which the SAFE restated the procedures and reemphasized the bona-fide principle for banks to follow during their review of certain cross-border profit remittance. We cannot assure you that the PRC government would not take further measures in the future to restrict access to foreign currencies for current account transactions. Foreign exchange transactions by our operating subsidiaries in China under capital accounts continue to be subject to significant foreign exchange controls and require the approval of, or registration with, PRC governmental authorities. In particular, if one of our operating subsidiaries in China borrows foreign currency loans from us or other foreign lenders, these loans must be registered with the SAFE.

If we finance our subsidiaries in China by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the MOFCOM or its local counterparts. On August 29, 2008, the SAFE promulgated Circular 142, which used to regulate the conversion by a foreign-invested company of foreign currency into Renminbi by restricting how the converted Renminbi may be used. On March 30, 2015, the SAFE issued the Circular on Reforming the Administration Approach Regarding the Foreign Exchange Capital Settlement of Foreign-invested Enterprises, or Circular 19, which became effective on June 1, 2015 and replaced Circular 142. Circular 19 provides that the conversion from foreign currency registered capital of foreign-invested enterprises into the Renminbi capital may be at foreign-invested enterprises’ discretion, which means that the foreign currency registered capital of foreign-invested enterprises for which the rights and interests of monetary contribution has been confirmed by the local foreign exchange bureau (or the book-entry of monetary contribution has been registered) can be settled at the banks based on the actual operational needs of the enterprises. However, Circular 19 does not materially change the restrictions on the use of foreign currency registered capital of foreign-invested enterprises that Circular 142 has set forth. On June 9, 2016, the SAFE promulgated the Circular on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange, or Circular 16, which applies to all domestic enterprises in China. Circular 19 and Circular 16 continue to prohibit foreign-invested enterprises from, among other things, spending Renminbi capital converted from its foreign currency registered capital on expenditures beyond its business scope. Therefore, Circular 19 and Circular 16 may significantly limit the ability of our operating subsidiaries in China to transfer and use Renminbi funds from its foreign currency denominated capital, which may adversely affect our business, financial condition and results of operations.

The expiration or reduction of tax incentives by the PRC government may have a material adverse effect on our operating results.

The CIT Law imposes a uniform tax rate of 25% on all PRC enterprises, including foreign-invested enterprises, and eliminates or modifies most of the tax exemptions, reductions and preferential treatments available under the previous tax laws and regulations. Under the CIT Law, enterprises that were established before March 16, 2007 and already enjoyed preferential tax treatments have (i) in the case of preferential tax rates, continued to enjoy such tax rates that were gradually increased to the new tax rates within five years from January 1, 2008 or, (ii) in the case of preferential tax exemptions or reductions for a specified term, continued to enjoy the preferential tax holiday until the expiration of such term.

Zhejiang Jinko, Jiangxi Jinko and Jiangxi Materials were designated by the relevant local authorities as “High and New Technology Enterprises” under the CIT Law. Jiangxi Jinko, Jiangxi Materials and Zhejiang Jinko were subject to a preferential tax rate of 15% for 2014, 2015 and 2016. In 2015, Zhejiang Jinko successfully renewed this qualification and will continue to enjoy the preferential tax rate of 15% in 2017, if the relevant conditions are met. In 2016, Jiangxi Jinko and Jiangxi Materials successfully renewed this qualification and will continue to enjoy the preferential tax rate of 15% in 2017 and 2018, if the relevant conditions are met. However, we cannot assure you that Zhejiang Jinko, Jiangxi Jinko or Jiangxi Materials will continue to qualify as “High and New Technology Enterprises” when subject to reevaluation in the near future. In addition, there are uncertainties on how the CIT Law and its Implementation Rules will be enforced, and whether its future implementation will be consistent with its current interpretation. If the corporate income tax rates of some of our PRC subsidiaries increase, our financial condition and results of operations would be materially adversely affected. According to the Interim Regulations on Value-added Tax as amended on February 6, 2016, and the Implementing Rules of the Interim Regulations on Value-added Tax as amended on October 28, 2011, gross proceeds from sales and importation of goods and provision of services are generally subject to a value-added tax, or VAT, of 17% with exceptions for certain categories of goods that are taxed at a rate of 13%.

The State Council promulgated the Circular of the State Council on Cleaning up and Standardizing Preferential Policies on Tax and Other Aspects, or Circular 62, on November 27, 2014 in an effort to render the preferential policies on tax, non-tax income, fiscal expenditure, and other aspects of the local government consistent with the PRC central laws and regulations. According to the Circular 62, the local tax authorities shall conduct the special clean-up action, which leads to preferential policies violating PRC central laws and regulations being declared ineffective and repealed and preferential policies not violating PRC central laws and regulations being retained. In addition, the special clean-up action requires that all provincial governments and relevant authorities shall, prior to the end of March 2015, report the outcome of the special clean-up action in respect of preferential policies on tax and other aspects to the MOF, and the MOF shall then forward the outcome to the State Council for final determination. On May 10, 2015, the State Council issued the Circular on Matters Relating to Preferential Policies for Tax and Other Aspects, or Circular 25, which suspended the implementation of special clean-up action of Circular 62. Circular 25 provides that in respect of existing local preferential policies with specified time limit, such time limit shall still apply; if there is no specified time limit, the local governments shall have the discretion to set up a transitional period to adjust the policies. Furthermore, it provides that preferential tax policies stipulated in the agreements between local governments and enterprises remain valid and the implemented part of the policies shall not be retrospectively affected. However, it is not clear whether or not and when the special clean-up action will resume. The repeal of any preferential policy on tax and other aspects may materially adversely affect our financial condition and business operations.

We face uncertainty with respect to indirect transfers of equity interests in PRC tax resident enterprises by non-PRC holding companies.

Under the current PRC tax regulations, indirect transfers of equity interests and other properties of PRC tax resident enterprises by non-PRC holding companies may be subject to PRC tax. Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT on December 10, 2009 with retroactive effect from January 1, 2008, where a non-PRC tax resident enterprise transfers the equity interests of a PRC tax resident enterprise indirectly by disposing of the equity interests of an overseas holding company (exclusive of trading the stocks of a PRC tax resident enterprise in a public capital market), gains derived from such indirect transfer may be subject to PRC withholding tax at a rate of up to 10%. On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues concerning the Enterprise Income Tax on the Indirect Transfers of Properties by Non-Resident Enterprises, or SAT Announcement 7, which expanded and further strengthened certain rules of SAT Circular 698.

According to SAT Announcement 7, where a non-resident enterprise indirectly transfers equity interests or other properties of PRC tax resident enterprises, or PRC Taxable Property to avoid its tax liabilities by implementing arrangements without reasonable commercial purpose, such indirect transfer shall be recharacterized and recognized as a direct transfer of PRC Taxable Property. As a result, gains derived from such indirect transfer and attributable to PRC Taxable Property may be subject to PRC withholding tax at a rate of up to 10%. In the case of an indirect transfer of property of establishments of a foreign enterprise in the PRC, the applicable tax rate would be 25%. SAT Announcement 7 imposes tax filing obligations of such indirect transfers on both parties to the transfer transaction, compared to merely the transferor as required by Circular 698, as well as the PRC tax resident entity being indirectly transferred. Furthermore, SAT Announcement 7 illustrates certain circumstances which would indicate a lack of reasonable commercial purpose. SAT Announcement 7 also sets forth certain “safe harbors” which would be deemed to have a reasonable commercial purpose. As a general principle, the SAT also issued the Administration of General Anti-Tax Avoidance (Trial Implementation), or GATA, which became effective on February 1, 2015 and empowers the PRC tax authorities to apply special tax adjustments for “tax avoidance arrangements.”

There is uncertainty as to the application of SAT Circular 698 as well as the newly issued SAT Announcement 7 and GATA. For example, it may be difficult to evaluate whether or not the transaction has a reasonable commercial purpose, and such evaluation may be based on ambiguous criteria which have not been formally declared or stated by tax authorities. As a result, any of our disposals or acquisitions of the equity interests of non-PRC entities which indirectly hold PRC Taxable Property or any offshore transaction related to PRC Taxable Property, including potential overseas restructuring, might be deemed an indirect transfer under PRC tax regulations. Therefore, we may be at risk of being taxed under SAT Circular 698 and SAT Announcement 7 and we may be required to expend valuable resources to comply with SAT Circular 698 and SAT Announcement 7 or to establish that we should not be taxed thereunder, which may materially adversely affect our financial condition and results of operations.

As a foreign company, our acquisitions of PRC companies may take longer and be subject to higher level of scrutiny by the PRC government, which may delay or prevent any intended acquisition.

Circular 10 established additional procedures and requirements including the requirements that in certain instances foreign investors obtain MOFCOM’s approval when they acquire equity or assets of a PRC domestic enterprise. In the future, we may want to grow our business in part by acquiring complementary businesses, although we do not have plans to do so at this time. Complying with Circular 10 to complete these transactions could be time-consuming and costly, and could result in an extensive review by the PRC government and its increased control over the terms of the transaction, and any required approval processes may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Our failure to make payments of statutory social welfare and housing funds to our employees could adversely and materially affect our financial condition and results of operations.

According to the relevant PRC laws and regulations, we are required to pay certain statutory social security benefits, including medical care, injury insurance, unemployment insurance, maternity insurance and pension benefits, and housing funds, for our employees. Our failure to comply with these requirements may subject us to monetary penalties imposed by the relevant PRC authorities and proceedings initiated by our employees, which could materially adversely affect our business, financial condition and results of operations.

In line with local customary practices, we have made contributions to the social insurance funds which met the requirement of the local minimum wage standard, instead of the employees’ actual salaries as required, and have not made full contribution to the housing funds. We estimate the aggregate amount of unpaid social security benefits and housing funds to be RMB208.7 million, RMB281.0 million, RMB355.8 million and RMB400.7 million (US$59.1 million), respectively, as of December 31, 2014, 2015, 2016 and June 30, 2017. We may be required by the relevant PRC authorities to pay these statutory social security benefits and housing funds within a designated time period. In addition, an employee is entitled to seek compensation by resorting to labor arbitration at the labor arbitration center or filing a labor complaint with the labor administration bureau within a designated time period. We have made provisions for such unpaid social security benefits and housing funds of our former and current PRC subsidiaries. All employee participants in our share incentive plans who are domestic individual participants may be required to register with SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt additional option plans for our directors and employees under PRC law.

All employees participating in our share incentive plans who are domestic individual participants may be required to register with SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt additional option plans for our directors and employees under PRC law.

On February 15, 2012, SAFE released the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Individuals’ Participating in Equity Incentive Plans of Overseas Listed Companies, or the Stock Option Notice, which superseded the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in an Employee Stock Holding Plan or Stock Option Plan of an Overseas-Listed Company, issued by SAFE in 2007. According to the Stock Option Notice, PRC individual participants include directors, supervisors, senior management personnel and other employees who are PRC citizens (which includes citizens of Hong Kong, Macau and Taiwan) or foreign individuals who reside in the PRC for 12 months consecutively. Under the Stock Option Notice, PRC and foreign citizens who receive equity grants from an overseas listed company are required, through a PRC agent or PRC subsidiary of such listed company, to register with SAFE and complete certain other bank and reporting procedures. In addition, according to the Stock Option Notice, domestic individual participants must complete the registration with SAFE or its local branch within three days rather than 10 days from the beginning of each quarter.

Failure to comply with such provisions may subject us and the participants of our share incentive plans who are domestic individual participants to fines and legal sanctions and prevent us from further granting options under our share incentive plans to our employees, and we may become subject to more stringent review and approval processes with respect to our foreign-exchange activities, such as in regards to our PRC subsidiaries’ dividend payment to us or in regards to borrowing foreign currency, which could adversely affect our business operations.

It may be difficult to effect service of process on, or to enforce any judgments obtained outside the PRC against, us, our directors, or our senior management members who live inside the PRC.

Substantially all of our existing directors and senior management members reside in the PRC and a substantially part of our assets and the assets of such persons are located in the PRC. Accordingly, it may be difficult for investors to effect service of process on any of these persons or to enforce judgments obtained outside of the PRC against us or any of these persons. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments awarded by courts in many developed countries, including the Cayman Islands, the United States and the United Kingdom. Therefore, the recognition and enforcement in the PRC of judgments of a court in any of these jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or even impossible.

Higher labor costs and inflation in China may adversely affect our business and our profitability.

Labor costs in China have risen in recent years as a result of the enactment of new labor laws and social development. In addition, inflation in China has increased. According to the National Bureau of Statistics of China, consumer price inflation in China was 2.0%, 1.4%, 2.0% and 1.5% in 2014, 2015, 2016 and the six months ended June 30, 2017, respectively. Because we purchase raw materials from suppliers in China, higher labor cost and inflation in China increases the costs of labor and raw materials we must purchase for manufacturing. It is possible that China’s inflation rates may rise further in 2017. As we expect our production staff to increase and our manufacturing operations to become more labor intensive when we commence silicon wafer and solar module production, rising labor costs may increase our operating costs and therefore negatively impact our profitability.

Because we source contractors and purchase raw materials in China, higher labor cost and inflation in China increases the costs of labor and raw materials we procure for production. In addition, our suppliers may also be affected by higher labor costs and inflation. Rising labor costs may increase our operating costs and partially erode the cost advantage of our China-based operations and therefore negatively impact our profitability.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of Ebola virus disease, influenza A, or H1N1, avian flu, severe acute respiratory syndrome, or SARS, or other epidemic outbreak. In April 2009, an outbreak of influenza A caused by the H1N1 virus occurred in Mexico and the United States, and spread into a number of countries rapidly. There have also been reports of outbreaks of a highly pathogenic avian flu, caused by the H1N1 virus, in certain regions of Asia and Europe. In past few years, there were reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases. In April 2013, there were reports of cases of H7N9 avian flu in southeast China, including deaths in Shanghai and Zhejiang Province. An outbreak of avian flu in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, particularly in Asia. Additionally, any recurrence of SARS, a highly contagious form of atypical pneumonia, similar to the occurrence in 2003 which affected China, Hong Kong, Taiwan, Singapore, Vietnam and certain other countries, would also have similar adverse effects. These outbreaks of contagious diseases and other adverse public health developments in China would have a material adverse effect on our business operations. These could include our ability to travel or ship our products outside China as well as temporary closure of our manufacturing facilities. Such closures or travel or shipment restrictions would severely disrupt our business operations and adversely affect our financial condition and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of avian flu, SARS or any other epidemic.

Risks Related to This Offering and Ownership of Our ADSs

The market price for our ADSs has been volatile, which could result in substantial losses to investors.

The market price for our ADSs has been and may continue to be highly volatile and subject to wide fluctuations, which could result in substantial losses to investors. The closing prices of our ADSs ranged from US$12.87 to US$21.46 per ADS from July 1, 2016 to June 30, 2017. The price of our ADSs may continue to fluctuate in response to factors including the following:

•	announcements of new products by us or our competitors;
•	technological breakthroughs in the solar and other renewable power industries;
•	reduction or elimination of government subsidies and economic incentives for the solar industry;
•	news regarding any gain or loss of customers by us;
•	news regarding recruitment or loss of key personnel by us or our competitors;
•	announcements of competitive developments, acquisitions or strategic alliances in our industry;
•	changes in the general condition of the global economy and credit markets;
•	general market conditions or other developments affecting us or our industry;
•	the operating and stock price performance of other companies, other industries and other events or factors beyond our control;
•	regulatory developments in our target markets affecting us, our customers or our competitors;
•	announcements regarding patent litigation or the issuance of patents to us or our competitors;
•	announcements of studies and reports relating to the conversion efficiencies of our products or those of our competitors;
•	actual or anticipated fluctuations in our quarterly results of operations;
•	changes in financial projections or estimates about our financial or operational performance by securities research analysts;
•	changes in the economic performance or market valuations of other solar power technology companies;
•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs;
•	sales or perceived sales of additional ordinary shares or ADSs; and
•	commencement of, or our involvement in, litigation.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade. We cannot give any assurance that these factors will not occur in the future again. In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we become involved in similar securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, financial condition and results of operations.

You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

Under Cayman Islands law, we may only pay dividends out of our profits or our share premium account subject to our ability to repay our debts as they fall due in the ordinary course of our business. Our ability to pay dividends will therefore depend on our ability to generate sufficient profits. We cannot give any assurance that we will declare dividends of any amounts, at any rate or at all in the future. We have not paid any dividends in the past. Future dividends, if any, will be paid at the discretion of our board of directors and will depend upon our future operations and earnings, capital expenditure requirements, general financial conditions, legal and contractual restrictions and other factors that our board of directors may deem relevant. Our shareholders may, by ordinary resolution, declare a dividend, but no dividend may exceed the amount recommended by our board of directors. See “— Risks Related to Doing Business in China — We rely principally on dividends and other distributions on equity paid by our principal operating subsidiaries, and limitations on their ability to pay dividends to us could have a material adverse effect on our business and results of operations” above for additional legal restrictions on the ability of our PRC subsidiaries to pay dividends to us.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible for making such distribution if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail.

Additionally, the value of certain distributions may be less than the cost of mailing such distributions. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

As a holder of ADSs, you will not be treated as one of our shareholders and you will not have shareholder rights. Instead, the depositary will be treated as the holder of the shares underlying your ADSs. However, you may exercise some of the shareholders’ rights through the depositary, and you will have the right to withdraw the shares underlying your ADSs from the deposit facility. Holders of ADSs may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under our current articles of association, the minimum notice period required to convene a general meeting is ten days.

When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw the ordinary shares underlying your ADSs to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We plan to make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if the shares underlying your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholder meeting.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or government body, or under any provision of the deposit agreement, or for any other reason.

Our management has broad discretion over the use of proceeds from this offering.

Our management will have significant discretion in applying the net proceeds that we receive from this offering. Although we expect to use the net proceeds from this offering for general corporate purposes, our board of directors retains significant discretion with respect to the use of proceeds. We may use a portion of the net proceeds to fund, acquire or invest in complementary businesses or technologies. The proceeds from this offering may be used in a manner that does not generate favorable returns. In addition, if we use the proceeds for future acquisitions, there can be no assurance that we would successfully integrate any such acquisition into our operations or that the acquired entity would perform as expected.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, Companies Law (2016 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before federal courts of the United States. As we are a Cayman Islands company and a substantially part of our consolidated assets are located outside of the United States and a substantially part of our current operations are conducted in China, there is uncertainty as to whether the courts of the Cayman Islands or China would recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state against us and our officers and directors, most of whom are not residents of the United States and the substantial majority of whose assets are located outside the United States. In addition, it is uncertain whether the Cayman Islands or PRC courts would entertain original actions brought in the Cayman Islands or in China against us or our officers and directors predicated on the federal securities laws of the United States. While there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Because such a determination has not yet been made by a court of the Cayman Islands, it is uncertain whether such civil liability judgments from U.S. courts would be enforceable in the Cayman Islands.

As a result of all of the above, shareholders of a Cayman Islands company may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as shareholders of a company incorporated in a jurisdiction in the United States. For example, contrary to the general practice in most corporations incorporated in the United States, Cayman Islands incorporated companies may not generally require that shareholders approve sales of all or substantially all of a company’s assets. The limitations described above will also apply to the depositary who is treated as the holder of the shares underlying your ADSs.

Our current articles of association contain anti-takeover provisions that could prevent a change in control even if such takeover is beneficial to our shareholders.

Our current articles of association contain provisions that could delay, defer or prevent a change in control of our company that could be beneficial to our shareholders. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for our ADSs. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a price above the then current market price of our ADSs. These provisions provide that our board of directors has authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. Our board of directors may decide to issue such preferred shares quickly with terms calculated to delay or prevent a change in control of our company or make the removal of our management more difficult. If our board of directors decides to issue such preferred shares, the price of our ADSs may fall and the voting and other rights of holders of our ordinary shares and ADSs may be materially adversely affected.

As a company incorporated in the Cayman Islands, we may adopt certain home country practices in relation to corporate governance matters. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

As a non-U.S. company with ADSs listed on the NYSE, we are subject to the NYSE corporate governance listing standards. However, in reliance on Section 303A.11 of the NYSE Listed Company Manual, which permits a foreign private issuer to follow the corporate governance practices of its home country, we have adopted certain corporate governance practices that may differ significantly from the NYSE corporate governance listing standards. For example, we may include non-independent directors as members of our compensation committee and nominating and corporate governance committee, and our independent directors are not required to hold regularly scheduled meetings at which only independent directors are present. Such home country practice differs from the NYSE corporate governance listing standards, because there are no specific provisions under the Companies Law (2016 Revision) of the Cayman Islands imposing such requirements. Accordingly, executive directors, who may also be our major shareholders or representatives of our major shareholders, may have greater power to make or influence major decisions than they would if we complied with all the NYSE corporate governance listing standards. While we may adopt certain practices that are in compliance with the laws of the Cayman Islands, such practices may differ from more stringent requirements imposed by the NYSE rules and as such, our shareholders may be afforded less protection under Cayman Islands law than they would under the NYSE rules applicable to U.S. domestic issuers.

We may be a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our ADSs or ordinary shares.

A non U.S. corporation will be considered a passive foreign investment company, which we refer to as a PFIC, for U.S. federal income tax purposes in any taxable year in which either 75% or more of its gross income is “passive income” or 50% or more of its assets constitute “passive assets” (based on the average of the quarterly value of the assets). The calculation of the value of our assets will be based, in part, on the quarterly market value of our ADSs, which is subject to change. The determination as to whether a non U.S. corporation is a PFIC is based upon the application of complex U.S. federal income tax rules (which are subject to differing interpretations), the composition of income and assets of the non U.S. corporation from time to time and the nature of the activities performed by its officers and employees.

Based upon our current and projected income, assets and activities, we do not expect to be considered a PFIC for our current taxable year or for future taxable years. However, because the determination of whether we are a PFIC will be based upon the composition of our income, assets and the nature of our business, as well as the income, assets and business of entities in which we hold at least a 25% interest, from time to time, and because there are uncertainties in the application of the relevant rules, there can be no assurance that the United States Internal Revenue Service, or IRS, will not take a contrary position.

If we are a PFIC for any taxable year during which a U.S. Holder, as defined in “Taxation — U.S. Federal Income Taxation”, holds the ADSs or ordinary shares, the U.S. Holder might be subject to increased U.S. federal income tax liability and to additional reporting obligations. See “Taxation — U.S. Federal Income Taxation — Passive Foreign Investment Company”. U.S. Holders are encouraged to consult their own tax advisors regarding the applicability of the PFIC rules to their purchase, ownership and disposition of the ADSs or ordinary shares.

We may issue additional ordinary shares, other equity or equity-linked or debt securities, which may materially adversely affect the price of our ordinary shares or ADSs. Hedging activities may depress the trading price of our ordinary shares.

In accordance with the terms of the sales agreement, we may offer and sell ADSs having an aggregate gross sales price of up to US$100,000,000 from time to time. This offering may have a dilutive effect on our earnings per share and the effect of depressing the market price for our ADSs. We may issue additional equity, equity-linked or debt securities for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to satisfy our obligations for the repayment of existing indebtedness, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons. Any future issuances of equity securities or equity-linked securities could substantially dilute your interests and may materially adversely affect the price of our ordinary shares or ADSs. We cannot predict the timing or size of any future issuances or sales of equity, equity-linked or debt securities, or the effect, if any, that such issuances or sales may have on the market price of our ordinary shares or ADSs. Market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Substantial future sales of our ordinary shares or ADSs in the public market, or the perception that such sales could occur, could cause the price of our ordinary shares or ADSs to decline.

Sales of our ordinary shares or ADSs in the public market, or the perception that such sales could occur, could cause the market price of our ordinary shares to decline. As of June 30, 2017, we had 130,186,074 ordinary shares outstanding, excluding 14,544 ADSs representing 58,176 ordinary shares reserved for future grants under our share incentive plans and 1,723,200 ordinary shares as treasury stock. The number of ordinary shares outstanding and available for sale will increase when our employees and former employees who are holders of restricted share units and options to acquire our ordinary shares become entitled to the underlying shares under the terms of their units or options. To the extent these shares are sold into the market, or are converted to ADSs which are sold into the market place, the market price of our ordinary shares or ADSs could decline.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make these rights available in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

USE OF PROCEEDS

Except as otherwise provided in any free writing prospectus that we may authorize to be provided to you, we intend to use the net proceeds from the sale of ADSs in this offering for general corporate purposes, including capital expenditures of our existing offshore solar power plant development and working capital.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2017:

•	on an actual basis; and
•	on a pro forma basis, giving effect to our issuance of medium term notes of RMB300,000,000 in July 2017 and the capital lease agreement with the amount of RMB600,000,000 signed in July 2017; and
•	on a pro forma as adjusted basis, giving effect to the pro forma adjustments described above related to the medium term notes and capital lease transactions, as well as our issuance and sale of 14,435,220 ordinary shares in the form of ADSs pursuant to this prospectus supplement, at an assumed offering price of US$27.71 per ADS, which was the last reported closing price of our ADSs on September 19, 2017, resulting in net proceeds of US$664.2 million after deducting estimated sales agents’ fees and commissions and estimated issuance expenses.

You should read this table together with our financial statements and the related notes and the information under “Item 5. Operating and Financial Review and Prospects” included in our annual report on Form 20-F for the year ended December 31, 2016 and our unaudited consolidated financial information as of and for the six months ended June 30, 2017 contained in our current report on Form 6-K submitted to the SEC on September 27, 2017, which is incorporated by reference herein.

	As of June 30, 2017
	Actual		Pro forma		Pro forma as adjusted(1)
	RMB	US$(2)	RMB	US$(2)	RMB	US$(2)
	(in thousands, except share data)
Long-term borrowings	467,518	68,963	467,518	68,963	467,518	68,963
Capital lease payables	227,137	33,504	827,137	122,009	827,137	122,009
Medium term notes	—	—	300,000	44,252	300,000	44,252
Convertible senior notes	68	10	68	10	68	10
Guarantee liabilities to related parties	147,926	21,820	147,926	21,820	147,926	21,820
Shareholders’ equity:
Ordinary shares (US$0.00002 par value, 500,000,000 shares authorized, 131,909,274 shares issued and 130,186,074 shares outstanding as of June 30, 2017)	18	3	18	3	20	3
Additional paid-in capital	3,240,279	477,967	3,240,279	477,967	3,904,570	575,955
Statutory reserves	466,253	68,776	466,253	68,776	466,253	68,776
Accumulated other comprehensive loss	64,830	9,563	64,830	9,563	64,830	9,563
Treasury stock, at cost: 1,723,200 shares of ordinary shares as of June 30, 2017	(13,876)	(2,047)	(13,876)	(2,047)	(13,876)	(2,047)
Retained earnings	2,866,210	422,788	2,866,210	422,788	2,866,210	422,788
Total shareholders’ equity	6,623,714	977,050	6,623,714	977,050	7,288,007	1,075,038
Total capitalization	7,466,363	1,101,347	8,366,363	1,234,104	9,030,656	1,332,092

(1)	The as adjusted information is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.
(2)	The translations of RMB into U.S. dollars are based on the exchange rate of RMB6.7793 to US$1.00, the noon buying rate in effect as of June 30, 2017 as set forth in the H.10 statistical release of the Federal Reserve Board.

In July 2017, we issued medium term notes of RMB300,000,000 due July 2020 for working capital purposes. In July 2017, we entered into a financial lease in the amount of RMB600,000,000 due July 2021 to support the improvement of our production efficiency. There have been no other material changes to our total capitalization since June 30, 2017, except as disclosed above.

DILUTION

If you purchase our ADSs in this offering, your interest will be diluted to the extent of the excess of the public offering price per ADS over our net tangible book value per ADS after this offering. Our net tangible book value as of June 30, 2017 was approximately RMB6,600.3 million (US$973.6 million), or RMB50.70 (US$7.48) per ordinary share and RMB202.80(US$29.92) per ADS. Net tangible book value represents our total consolidated assets, minus the amount of our total consolidated intangibles, liabilities and non-controlling interests.

After (i) giving effect to the sale of our ADSs in the aggregate amount of US$100,000,000 at an assumed offering price of US$27.71 per ADS issued and outstanding, which was the last reported closing price of our ADSs on September 19, 2017 and (ii) deducting estimated offering commissions and expenses of US$2.0 million payable by us, we would have had a net tangible book value as of June 30, 2017 of US$973.6 million, or US$7.48 per ordinary share and US$29.92 per ADS. This represents an immediate decrease in the net tangible book value of US$0.07 per ordinary share and US$0.28 per ADS to our existing shareholders and ADS holders, respectively, and an immediate and substantial dilution in net tangible book value of US$(0.48) per ordinary share and US$(1.92) per ADS to new investors. The following table illustrates this per ADS dilution:

Assumed offering price per ADS	US$27.71
Net tangible book value per ordinary share as of June 30, 2017	US$ 7.48
Net tangible book value per ADS as of June 30, 2017	US$29.92
Decrease in net tangible book value per ordinary share attributable to this offering	US$ 0.07
Decrease in net tangible book value per ADS attributable to this offering	US$ 0.28
As-adjusted net tangible book value per ordinary share after this offering	US$ 7.41
As-adjusted net tangible book value per ADS after this offering	US$29.64
Net dilution per ordinary share to new investors	US$ (0.48)
Net dilution per ADS to new investors	US$ (1.92)

The table above assumes for illustrative purposes that an aggregate of 3,608,805 of our ADSs are sold at a price of US$27.71 per ADS, the last reported sale price of our ADSs on the New York Stock Exchange on September 19, 2017, for aggregate gross proceeds of $100,000,000. The ADSs sold in this offering, if any, will be sold from time to time at various prices. An increase of US$1.00 per ADS in the price at which the ADSs are sold from the assumed offering price of US$28.71 per ADS shown in the table above, assuming all of our ADSs in the aggregate amount of US$100,000,000 are sold at that price, would increase the dilution in net tangible book value per ordinary share and per ADS to new investors in this offering to US$(0.26) per ordinary share and US$(1.04) per ADS, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of US$1.00 per ADS in the price at which the ADSs are sold from the assumed offering price of US$26.71 per ADS shown in the table above, assuming all of our ADSs in the aggregate amount of US$100,000,000 are sold at that price, would decrease the dilution in net tangible book value per ordinary share and per ADS to new investors in this offering to US$(0.70) per ordinary share and US$(2.80) per ADS, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

The calculations above are based upon 130,186,074 ordinary shares issued and outstanding as of June 30, 2017 and exclude:

•	stock options representing the right to purchase a total of 4,103,266 ordinary shares at a weighted average exercise price of US$3.11 per share; and
•	restricted share units representing the right to receive a total of 7,101,270 ordinary shares upon vesting.

DIVIDEND POLICY

We have never declared or paid dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares or ADSs in the foreseeable future. We currently intend to retain our available funds and any future earnings to operate and expand our business.

Subject to our memorandum and articles of association and applicable laws, our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ADSs, if any, will be paid in U.S. dollars.

EXCHANGE RATE INFORMATION

We publish our consolidated financial statements in Renminbi. The conversion of Renminbi into U.S. dollars in this prospectus supplement is solely for the convenience of readers. The exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. On September 22, 2017, the exchange rate, as set forth in the H.10 statistical release of the Federal Reserve Board, was RMB6.5899 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

Period	Period end	Average(1)	High	Low
	(RMB per US$1.00)
2012	6.2301	6.3043	6.2221	6.3879
2013	6.0537	6.1412	6.0537	6.2438
2014	6.2046	6.1704	6.0402	6.2591
2015	6.4778	6.2869	6.1870	6.4896
2016	6.9430	6.6549	6.4480	6.9580
2017
March	6.8954	6.8872	6.8794	6.8954
April	6.8900	6.8876	6.8778	6.8988
May	6.8098	6.8843	6.8098	6.9060
June	6.7793	6.8066	6.7793	6.8382
July	6.7240	6.7694	6.7240	6.8039
August	6.5888	6.6670	6.5888	6.7272
September (through September 22, 2017)	6.5899	6.5448	6.4773	6.5899

(1)	Annual averages are calculated by averaging the rates on the last business day of each month during the annual period. Monthly or periodic averages are calculated by averaging the rates on each business day during the month or period, as applicable.

DESCRIPTION OF THE SECURITIES OFFERED UNDER THIS PROSPECTUS SUPPLEMENT

In this offering, we may offer and sell our ADSs having an aggregate offering price of up to US$100,000,000 from time to time on the NYSE or other markets for our ADSs through Credit Suisse Securities (USA) LLC and Barclays Capital Inc. acting as our agents. As of the date of this prospectus supplement, our authorized share capital is US$10,000 divided into 500,000,000 ordinary shares of par value US$0.00002 each. As of the date of this prospectus supplement, 130,186,074 ordinary shares and no preferred shares of our Company are issued and outstanding. As of the date of this prospectus supplement, there are vested and exercisable options to purchase 4,103,266 ordinary shares. The material terms and conditions of our ordinary shares are described under the caption “Description of Share Capital,” on page 11 of the accompanying prospectus. The material terms and conditions of our ADSs are described under the caption “Description of American Depositary Shares,” on page 21 of the accompanying prospectus.

MARKET PRICE INFORMATION FOR OUR AMERICAN DEPOSITARY SHARES

Our ADSs, each representing four of our ordinary shares, have been listed on the NYSE under the symbol “JKS” since May 14, 2010. For the period from May 14, 2010 to September 19, 2017, the trading price of our ADSs on the NYSE has ranged from US$2.00 to US$41.75 per ADS. The following table sets forth the high and low market prices for our ADSs on the NYSE for the periods indicated.

	Price per ADS
	High	Low
	(US$)
Annual highs and lows
2012	10.07	2.01
2013	34.88	3.96
2014	37.98	16.83
2015	32.28	14.32
2016	27.43	12.72
Quarterly highs and lows
First Quarter 2015	27.09	16.50
Second Quarter 2015	31.86	26.71
Third Quarter 2015	30.37	14.32
Fourth Quarter 2015	29.50	21.08
First Quarter 2016	27.43	16.95
Second Quarter 2016	24.04	18.88
Third Quarter 2016	21.17	14.32
Fourth Quarter 2016	17.69	12.72
First Quarter 2017	17.95	14.08
Second Quarter 2017	21.46	16.37
Monthly highs and lows
March 2017	17.58	14.95
April 2017	17.86	16.38
May 2017	22.19	16.30
June 2017	21.16	17.10
July 2017	28.10	19.82
August 2017	29.02	23.58
September 2017 (through September 19, 2017)	29.89	26.95

PLAN OF DISTRIBUTION

Sales of our ADSs under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at-the-market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including by means of ordinary brokers’ transactions on or through the NYSE or other markets for our ADSs, sales made to or through a market maker other than on an exchange or otherwise in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices, or as otherwise agreed with the sales agents.

Upon written instruction from us, Credit Suisse Securities (USA) LLC and Barclays Capital Inc., as sales agents, will use their reasonable efforts to sell on our behalf, as our agents, severally and not jointly, the ADSs offered hereby as agreed upon by us and the sales agents. We will designate the maximum amount of ADSs to be sold through the sales agents, on a daily basis or otherwise as we and the sales agents agree. Subject to the terms and conditions of the distribution agency agreement, the sales agents will use their reasonable efforts to sell, as our sales agents and on our behalf, all of the designated ADSs. We may instruct the sales agents not to sell ADSs if the sales cannot be effected at or above the price designated by us in any such instruction. We may suspend the offering of ADSs under the distribution agency agreement by notifying the sales agents. Likewise, the sales agents may suspend the offering of ADSs under the distribution agency agreement by notifying us of such suspension.

The sales agents will provide written confirmation to us following the close of trading on the New York Stock Exchange each day on which our ADSs are sold under the distribution agency agreement. Each confirmation will include the amount of ADSs sold on that day, the gross offering proceeds received from such sale and the compensation payable by us to the sales agents in connection with the sales. We will report the number of ADSs sold through the sales agents under the distribution agency agreement, the proceeds to us (before expenses) and the compensation paid by us to the sales agents in connection with the sales of the ADSs.

We will pay the sales agents at a commission rate of up to 2.00% of the gross offering proceeds from shares sold through them as the sales agents under the distribution agency agreement. Our net proceeds from the offering of shares hereunder will equal the gross proceeds, less the sales agent’s commission less any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales.

Settlement for sales of ADSs will occur on the second business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

As sales agents, Credit Suisse Securities (USA) LLC and Barclays Capital Inc. will not engage in any transactions that stabilize the market price of our ADS.

Under the terms of the distribution agency agreement, we also may sell shares to Credit Suisse Securities (USA) LLC or Barclays Capital Inc. as principal for its own account at a price agreed upon at the time of sale. If we sell shares to Credit Suisse Securities (USA) LLC or Barclays Capital Inc. as principal, we will enter into a separate agreement setting forth the terms of such transaction, and we will describe this agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of the ADSs on our behalf, Credit Suisse Securities (USA) LLC and Barclays Capital Inc. may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to them may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Credit Suisse Securities (USA) LLC and Barclays Capital Inc. against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and certain of their affiliates have from time to time performed, and may in the future perform, various commercial and investment banking and financial advisory services for our Company and our affiliates, for which they received or may in the future receive customary fees and expenses.

In the ordinary course of their various business activities, Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our Company or our affiliates. If Credit Suisse Securities (USA) LLC, Barclays Capital Inc. or their affiliates have a lending relationship with us, certain of those sales agents or their affiliates routinely hedge, and certain other of those sales agents or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of ADS offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of ADS offered hereby. Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If the sales agents or we have reason to believe that our ADSs do not satisfy the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act for an “actively traded security,” that party will promptly notify the other and sales of ADSs under the distribution agency agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of the sales agents and us.

The offering of ADSs pursuant to the distribution agency agreement will terminate upon the earlier of (1) the sale of all shares of American depositary shares subject to the distribution agency agreement or (2) the termination of the distribution agency agreement by us or by the sales agents.

The addresses of Credit Suisse Securities (USA) LLC and Barclays Capital Inc. are Eleven Madison Avenue, New York, New York 10010-3629, U.S.A. and 745 Seventh Avenue, New York, NY 10019, U.S.A., respectively.

TAXATION

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. No Cayman Islands stamp duty will be payable unless an instrument is executed in, brought to, or produced before a court of the Cayman Islands. The Cayman Islands are not parties to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Hong Kong Taxation

The following is a summary of the material Hong Kong tax consequences of the ownership of the ADSs by an investor that either holds the ADSs (and recognizes gains on a mark-to-market basis for accounting purposes) or resells the ADSs. This summary does not purport to address all possible tax consequences of the ownership of the ADSs, and does not take into account the specific circumstances of any particular investors (such as tax-exempt entities, certain insurance companies, broker-dealers etc.), some of which may be subject to special rules. This summary is based on the tax laws of Hong Kong as in effect on the date of this prospectus supplement.

Under the current laws of Hong Kong:

•	No capital gain tax is imposed in Hong Kong in respect of capital gains from the sale of the ADSs.
•	Revenue gains from the sale of ADSs by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% on corporations and at the rate of 15% on individuals and unincorporated businesses.
•	Gains arising from the sale of ADSs, where the purchases and sales of ADSs are effected outside of Hong Kong (e.g., on the NYSE), should not be subject to Hong Kong profits tax.
•	According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid by us on ADSs would not be subject to any Hong Kong tax, even if received by investors in Hong Kong.
•	No Hong Kong stamp duty is payable on the transfers of the ADSs outside Hong Kong.

People’s Republic of China Taxation

PRC corporate income tax is calculated based on taxable income determined according to PRC accounting principles and adjustments in line with the tax laws and regulations. In accordance with the Income Tax Law of the People’s Republic of China for enterprises with Foreign Investment and Foreign Enterprises, or the former Income Tax Law, and the related implementing rules, foreign-invested enterprises incorporated in the PRC were generally subject to an corporate income tax of 30% on taxable income and a local income tax of 3% on taxable income. The former Income Tax Law and the related implementing rules provided certain favorable tax treatments to foreign invested enterprises. For instance, beginning with its first year of profitability, a foreign invested enterprise of production nature scheduled to operate for no less than ten years would be eligible for a corporate income tax exemption of two years followed by a three-year 50% reduction on its applicable corporate income tax rate.

On March 16, 2007, the National People’s Congress passed the Corporate Income Tax Law of the People’s Republic of China, or the CIT Law, which became effective on January 1, 2008. On December 6, 2007, the State Council of China approved and promulgated the Regulation on the Implementation of the CIT Law, or the Implementation Rules of the CIT Law, which took effect simultaneously with the CIT Law. The CIT Law supersedes the former Income Tax Law.

The CIT Law applies a uniform 25% corporate income tax rate to both foreign invested enterprises and domestic enterprises and eliminates many of the preferential tax policies afforded to foreign investors. In addition, dividends paid by a foreign invested enterprise to a non-resident shareholder are now subject to a withholding tax of 10%, which may be reduced under any applicable bilateral tax treaty between China and the jurisdiction where the non-resident shareholder resides.

The CIT Law provides a five-year grandfathering period, starting from its effective date, for enterprises established before the promulgation date of the CIT Law that were entitled to enjoy preferential tax policies under former Income Tax Law or regulations. However, subject to the Circular by the State Council of China on the Implementation of the Grandfathering Preferential Policies under the PRC Corporate Income Tax Law (Decree No. [2007] 39), or the Implementation Circular, promulgated on December 26, 2007, only a certain number of the preferential policies provided under the former Income Tax Law, regulations, and documents promulgated under the legal authority of the State Council of China are eligible to be grandfathered in accordance with Implementation Circular.

With respect to our PRC operations, only the “two-year exemption” and “three-year half deduction” tax preferential policy enjoyed by Jiangxi Jinko and Zhejiang Jinko is grandfathered by the Implementation Circular. Jiangxi Jinko recorded profits in 2008 and 2009 and was exempted from income tax in 2008 and 2009 under the “two-year exemption”. Zhejiang Jinko had a loss in 2009. Both Jiangxi Jinko and Zhejiang Jinko were subject to a preferential tax rate of 12.5% in 2010, 2011 and 2012.

In 2010, Jiangxi Jinko was designated by relevant governmental authorities as a “High and New Technology Enterprise” under the EIT Law, and it is entitled to a preferential tax rate of 15% for the years ended December 31, 2010, 2011 and 2012. Jiangxi Jinko’s entitlement to the 15% preferential tax rate starting from 2013 is subject to relevant governmental authorities’ review of and approval for Jiangxi Jinko’s application for renewal. In 2016, Jiangxi Jinko successfully renewed this qualification and will continue to enjoy the preferential tax rate of 15% in 2017 and 2018, if the relevant conditions are met.

In 2012, Zhejiang Jinko was designated by relevant governmental authorities as a “High and New Technology Enterprise” under the EIT Law, and it is subject to a preferential tax rate of 15% for the years ended December 31, 2012, 2013 and 2014. Zhejiang Jinko’s entitlement to a preferential 15% tax rate starting from 2015 is subject to its application for renewal and relevant governmental authorities’ review and approval. In 2015, Zhejiang Jinko successfully renewed this qualification and will continue to enjoy the preferential tax rate of 15% in 2017, if the relevant conditions are met.

According to the Administrative Measures for Non-Residents Enjoying Tax Treaty Benefits (Trial Implementation), which were issued by the SAT on August 24, 2009 and became effective on October 1, 2009, the application of the preferential withholding tax rate under a bilateral tax treaty is subject to the approval of the competent PRC tax authority. According to the Circular of the State Administration of Taxation on How to Understand and Identify “Beneficial Owner” under Tax Treaties, which became effective on October 27, 2009, the PRC tax authorities must evaluate whether an applicant for treaty benefits in respect of dividends, interest and royalties qualifies as a “beneficial owner” on a case-by-case basis and following the “substance over form” principle. This circular sets forth the criteria to identify a “beneficial owner” and provides that an applicant that does not carry out substantial business activities, or is an agent or a conduit company may not be deemed as a “beneficial owner” of the PRC subsidiary and therefore may not enjoy tax treaty benefits.

An enterprise registered under the laws of a jurisdiction outside China may be deemed a PRC tax resident enterprise if its place of effective management is in China. If an enterprise is deemed to be a PRC tax resident enterprise, its worldwide income will be subject to the corporate income tax. According to the Implementation Rules of the CIT Law, the term “de facto management bodies” is defined as bodies that have, in substance, and overall management and control over such aspects as the production and the business, personnel, accounts and properties of the enterprise. In addition, under the CIT Law and the Implementation Rules of the CIT Law, foreign shareholders could become subject to a 10% income tax on any gains they realize from the transfer of their shares, if such gains are regarded as income derived from sources within China, which includes gains from transfer of shares in an enterprise considered a “tax resident enterprise” in China. Once a non-PRC company is deemed to be a PRC tax resident enterprise by following the “place of effective management” concept and any dividend distributions from such company are regarded as income derived from sources within China, PRC income tax withholding may be imposed and applied to dividend distributions from the deemed PRC tax resident enterprise to its foreign shareholders.

If our company and JinkoSolar Technology are considered PRC tax resident enterprises for tax purposes, any dividends distributed from Jiangxi Jinko and Zhejiang Jinko to JinkoSolar Technology and ultimately to our company could be exempt from the PRC withholding tax; however, our company and JinkoSolar Technology will be subject to the uniform 25% corporate income tax rate as to our global income. In addition, any dividends we pay to our overseas shareholders or ADS holders, as well as any gains realized by such shareholders or ADSs holders from the transfer of our shares or ADSs, may be viewed as China-sourced income and, as a consequence, subject to PRC corporate income tax at a rate of 10% or a lower treaty rate. If the dividends we pay to our overseas shareholders or ADS holders or gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs are subject to PRC corporate income tax, we would be required to withhold taxes on such dividends. In such case, the value of your investment in our shares or ADSs may be materially and adversely affected.

On March 23, 2016, the MOF and the SAT issued the Notice on Implementing the Pilot Program of Replacing Business Tax with Value-Added Tax in an All-round Manner which was effective on May 1, 2016. Pursuant to applicable PRC regulations promulgated by the MOF and the SAT, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the revenue from services provided.

U.S. Federal Income Taxation

The following is a summary of certain U.S. federal income tax considerations that may be relevant to the purchase, ownership and disposition of ordinary shares or ADSs by a U.S. Holder (as defined below).

This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial interpretations thereof, in force as of the date hereof. Those authorities may be changed at any time, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. In addition, this summary assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a particular investor’s decision to purchase, hold, or dispose of ordinary shares or ADSs. In particular, this summary is directed only to U.S. Holders that hold ordinary shares or ADSs as capital assets and does not address tax consequences to U.S. Holders who may be subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing to mark to market, financial institutions, insurance companies, tax exempt entities, regulated investment companies, real estate investment trusts, entities and arrangements treated as partnerships and the partners therein, holders that own or are treated as owning 10% or more of our voting shares, persons holding ordinary shares or ADSs as part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the U.S. dollar. Moreover, this summary does not address state, local or foreign taxes, the U.S. federal estate and gift taxes, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. Holders, or alternative minimum tax consequences of acquiring, holding or disposing of ordinary shares or ADSs.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of ordinary shares or ADSs that is an individual citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to U.S. federal income taxation on a net income basis in respect of such ordinary shares or ADSs.

You should consult your own tax advisors about the consequences of the acquisition, ownership, and disposition of the ordinary shares or ADSs, including the relevance to your particular situation of the considerations discussed below and any consequences arising under foreign, state, local or other tax laws.

ADSs

In general, if you are a U.S. Holder of ADSs, you will be treated, for U.S. federal income tax purposes, as the beneficial owner of the underlying ordinary shares that are represented by those ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to U.S. federal income tax.

Taxation of Dividends

Subject to the discussion below under “— Passive Foreign Investment Company,” the gross amount of any distribution of cash or property with respect to ordinary shares or ADSs that is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be includible in a U.S Holder’s taxable income as ordinary dividend income on the day on which the holder receives the dividend, in the case of ordinary shares, or the date the depositary receives the dividends, in the case of ADSs, and will not be eligible for the dividends-received deduction allowed to corporations under the Code. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the tax basis of the ordinary shares or ADSs, and to the extent the amount of the distribution exceeds your tax basis, the excess will generally be taxed as capital gain recognized on a sale or exchange.

We do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders therefore should expect that distributions generally will be treated as dividends for U.S. federal income tax purposes.

Dividends paid in a currency other than U.S. dollars generally will be includible in a U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the holder receives the dividends, in the case of ordinary shares, or the date the depositary receives the dividends, in the case of ADSs. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any foreign currency received that is converted into U.S. dollars after it is received.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by a non-corporate U.S. Holder with respect to the ordinary shares or ADSs will be subject to taxation at a preferential rate if the dividends are “qualified dividends” and certain other requirements are met. Dividends paid on the ordinary shares or ADSs will be treated as qualified dividends if:

•	the ordinary shares or ADSs are readily tradable on an established securities market in the United States or we are eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Treasury determines is satisfactory for purposes of this provision and that includes an exchange of information program, and
•	we were not, for the year prior to the year in which the dividend was paid, and are not, for the year in which the dividend is paid, a passive foreign investment company (a “PFIC”).

We have applied to list the ADSs on the NYSE and the ADSs will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our audited financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our 2016 taxable year. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets and the sources and nature of our income, we do not anticipate becoming a PFIC for our current taxable year or in the foreseeable future. U.S. Holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate in light of their own particular circumstances.

Because the ordinary shares are not themselves listed on a U.S. exchange, dividends received with respect to ordinary shares that are not represented by ADSs may not be treated as qualified dividends. U.S. Holders should consult their own tax advisors regarding the potential availability of the reduced dividend tax rate in respect of ordinary shares.

U.S. Holders that receive distributions of additional ordinary shares or ADSs or rights to subscribe for ordinary shares or ADSs as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax in respect of the distributions.

Taxation of Dispositions of Ordinary shares or ADSs

Subject to the discussion below under “— Passive Foreign Investment Company,” if a U.S. Holder realizes gain or loss on the sale, exchange or other disposition of ordinary shares or ADSs, that gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the ordinary shares or ADSs have been held for more than one year. Long-term capital gain realized by a non-corporate U.S. Holder generally is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Foreign Tax Credit Considerations

Dividend distributions with respect to the ordinary shares or ADSs generally will be treated as “passive category” income from sources outside the United States for purposes of determining a U.S. Holder’s U.S. foreign tax credit limitation. In the event that we are deemed to be a PRC tax resident enterprise under the CIT Law, PRC withholding taxes may be imposed on dividends paid with respect to the ordinary shares or ADSs, and, subject to the limitations and conditions provided in the Code and the applicable U.S. Treasury regulations, such PRC withholding taxes may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. Alternatively, the U.S. Holder may deduct such PRC withholding taxes from its U.S. federal taxable income, provided that the U.S. Holder elects to deduct rather than credit all foreign income taxes for the relevant taxable year.

Any gain realized on the sale or other disposition of ordinary shares or ADSs will be treated as income from U.S. sources for purposes of determining a U.S. Holder’s U.S. foreign tax credit limitation. Therefore, an investor generally would not be able to use the foreign tax credit arising from any PRC taxes imposed on such disposition unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. However, in the event that we are deemed to be a PRC tax resident enterprise under the CIT Law, a U.S. Holder may be eligible for the benefits of the United States — People’s Republic of China Income Tax Convention (the “Treaty”). Under the Treaty, if any PRC tax was to be imposed on any gain from the disposition of the ordinary shares or ADSs, the gain may be treated as PRC-source income.

The rules with respect to U.S. foreign tax credits are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

Special tax rules apply to U.S. Holders if we are a PFIC. In general, we will be a PFIC in a particular taxable year if, after applying certain look-through rules, either 75 percent or more of our gross income for the taxable year is passive income, or the average percentage (determined based on a quarterly average) of the value of our assets that produce or are held for the production of passive income is at least 50 percent. As discussed above, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to our 2016 taxable year, and we do not anticipate becoming a PFIC for our current taxable year or in the foreseeable future. The determination of whether we are a PFIC for any taxable year depends on the classification of our income and assets, our cash position and the nature of the activities performed by our officers and employees. Because this determination is made annually, it is possible that we may become a PFIC for the current taxable year or for any future taxable year due to changes in the composition of our income or assets.

If we are a PFIC for the current taxable year or for a future taxable year during which a U.S. Holder owns ordinary shares or ADSs, the U.S. Holder will be subject to a special tax at ordinary income rates on certain “excess distributions” and on gain recognized on the sale or other disposition of such holder’s ordinary shares or ADSs. For these purposes, distributions received in a taxable year will be treated as excess distributions to the extent that they are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ordinary shares or ADSs. In addition, the amount of income tax on any excess distributions or gains will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions or gains were earned ratably over the period the U.S. Holder held the ordinary shares or ADSs. Classification as a PFIC may also have other adverse tax consequences and subject a U.S. Holder to certain reporting requirements.

If we were a PFIC for any taxable year during which a U.S. Holder holds ADSs, then in lieu of being subject to the tax and interest-charge rules discussed above, such U.S. Holder may make an election to include gain on our ADSs as ordinary income under a mark-to-market method, provided that our ADSs constitute “marketable stock.” Marketable stock is stock that is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect that our ADSs, but not our ordinary shares, will be listed on the New York Stock Exchange, which is a qualified exchange or other market for these purposes.

Consequently, if the ADSs are listed on the New York Stock Exchange and are regularly traded, and you are a holder of ADSs, we expect that the mark-to-market election would be available to you if we were to became a PFIC, but no assurances are given in this regard.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, if we were a PFIC for any taxable year, a United States Holder that makes the mark-to-market election may continue to be subject to the tax and interest charges under the general PFIC rules with respect to such United States Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes. U.S. Holders should consult their own tax advisor regarding the U.S. federal income tax considerations discussed above.

Specified Foreign Financial Assets

Certain individual U.S. Holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include the ordinary shares or ADSs) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the ordinary shares or ADSs, including the application of the rules to their particular circumstances.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale, exchange or other disposition of, the ordinary shares or ADSs to a U.S. Holder generally will be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service in a timely manner.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are currently subject to periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference our current report on Form 6-K submitted to the SEC on September 27, 2017, including management’s discussion and analysis of financial condition and results of operations as of and for the six months ended June 30, 2017 and recent developments included as Exhibit 99.1 thereto, and our unaudited interim condensed consolidated financial statements as of June 30, 2017 and for the six months ended June 30, 2017 and June 30, 2016 included as Exhibit 99.2 thereto.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated by reference in this prospectus supplement, except for exhibits to such documents unless the exhibits are specifically incorporated by reference into the documents. You should direct your requests to our principal executive office located at 1 Jingke Road, Shangrao Economic Development Zone, Jiangxi Province, 334100, People’s Republic of China. Our telephone number at this address is (86-793) 846-9699 and our fax number is (86-793) 846-1152.

LEGAL MATTERS

Certain legal matters as to United States federal and New York state law in connection with this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP. Certain legal matters as to United States federal and New York state law in connection with this offering will be passed upon for the sales agents by Kirkland & Ellis. Certain legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by DaHui Lawyers and for the sales agents by JunHe LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our annual report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of PricewaterhouseCoopers Zhong Tian LLP is located at 11th Floor, PricewaterhouseCoopers Center, 2 Corporate Avenue, 202 Hu Bin Road, Shanghai 200021, People’s Republic of China.

PROSPECTUS

JinkoSolar Holding Co., Ltd.

(incorporated in the Cayman Islands with limited liability)

Ordinary Shares
Debt Securities
Warrants

We may offer and sell ordinary shares, par value US$0.00002 per share, including American depositary shares, or ADSs, each representing four ordinary shares, debt securities or warrants in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us. The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed $200,000,000.

Each time we or any selling security holder sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering. You should read this prospectus, any prospectus supplement and any free writing prospectus before you invest in any of our securities.

We or any selling security holder may sell the securities independently or together with any other securities registered hereunder to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our ADSs are listed on the New York Stock Exchange, or the NYSE, and are traded under the ticker symbol “JKS.”

Investing in our securities involves risks. You should read the “Risk Factors” section contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference in this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus, including any prospectus supplement, free writing prospectus and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 22, 2017.

i

ABOUT THIS PROSPECTUS

Before you invest in any of our securities, you should carefully read this prospectus and any prospectus supplement, together with the additional information described in the sections entitled “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” in this prospectus.

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“we,” “us,” “our company,” “our” or “JinkoSolar” refer to JinkoSolar Holding Co., Ltd., a Cayman Islands holding company, its current and former subsidiaries for the relevant periods;
•	“ADSs” refers to our American depositary shares, each representing four ordinary shares, and “ADRs” refers to the American depositary receipts that may evidence our ADSs;
•	“CE” refers to CE certification, a verification of electromagnetic compatibility (EMC) compliance issued by SGS Taiwan Ltd. certifying compliance with the principal protection requirement of directive 2004/108/EC of the European Union and EN61000-6-3:2001+A11:2004 and EN61000-6-1:2001 standards;
•	“CQC” refers to the certificate issued by China Quality Certification Centre certifying that our solar modules comply with IEC61215:2005 and IEC61730-2:2004 standards;
•	“JET” refers to the certificate issued by Japan Electrical Safety & Environment Technology Laboratories certifying that our modules comply with IEC61215:2005, IEC61730-1:2004 and IEC61730-2:2004 standards;
•	“MCS” refers to MCS certificate of factory production control issued by British Approvals Board for Telecommunications certifying that the production management system of our certain types of solar panels complies with MCS005 Issue 2.3 and MCS010 Issue 1.5 standards;
•	“NYSE” or “New York Stock Exchange” refers to the New York Stock Exchange Inc.;
•	“OEM” refers to an original equipment manufacturer who manufactures products or components that are purchased by another company and retailed under that purchasing company’s brand name;
•	“RMB” refers to the legal currency of China;
•	“PRC” or “China” refers to the People’s Republic of China, excluding, for purposes of this prospectus, Taiwan, Hong Kong and Macau;
•	“shares” or “ordinary shares” refers to our ordinary shares, par value US$0.00002 per share;
•	“TÜV” refers to TÜV certificates, issued by TÜV Rheinland Product Safety GmbH certifying that certain types of our solar modules comply with IEC 61215:2005, EN 61215:2005, IEC 61730-1:2004, IEC 61730-2:2004, EN 61730-1:2007 and EN 61730-2:2007 standards;
•	“UL” refers to the certificate issued by Underwriters Laboratories Inc., to certify that certain types of our solar modules comply with its selected applicable standards;
•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States; and
•	“watt” or “W” refers to the measurement of electrical power, where “kilowatt” or “kW” means one thousand watts, “megawatt” or “MW” means one million watts and “gigawatt” or “GW” means one billion watts.

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission, or SEC, utilizing a shelf registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we or any selling security holder may sell any of our securities from time to time and in one or more offerings. Each time we or any selling security holders sell securities, we may provide a supplement to this prospectus that contains specific information about the securities being offered and the terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus, in any applicable prospectus supplement or any related free writing prospectus that we may authorize to be delivered to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable supplement to this prospectus or in any related free writing prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2016 filed with the SEC on March 29, 2017, or the 2016 20-F;
•	our current report on Form 6-K submitted to the SEC on June 6, 2017; and
•	with respect to each offering of securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus.

Our 2016 20-F contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to our principal executive office located at 1 Jingke Road, Shangrao Economic Development Zone, Jiangxi Province, 334100, People’s Republic of China. Our telephone number at this address is (86-793) 846-9699 and our fax number is (86-793) 846-1152.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and related free writing prospectus, and the information incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of, and intended to qualify for the safe harbor from liability established by, the United States Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify these forward-looking statements by words or phrases such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” “would,” or similar expressions, including their negatives. We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:

•	general economic conditions;
•	the worldwide demand for electricity and the market for solar power;
•	the demand and price trends of solar modules, solar cells and silicon wafers;
•	the effects of environmental regulation and long-term fossil fuel supply constraints;
•	government support, government subsidies and economic incentives to the solar power industry;
•	the acceleration of adoption of solar technologies;
•	advancements in our process technologies and cost savings from such advancements;
•	the competitiveness of our products;
•	the advantages of our business model;
•	the scaling and expansion of our production capacity;
•	our ability to maintain and expand our existing customer base both inside and outside of China;
•	our current and potential joint venture and other strategic investments;
•	our ability to enhance our revenue and profitability;
•	the price trends of our raw materials and our ability to secure raw materials in the future;
•	the demand for our products;
•	our ability to successfully implement our strategies;
•	our ability to secure sufficient funds to meet our cash needs for our operations and capacity expansion and the availability of debt financing;
•	our future business development, results of operations and financial condition;
•	the fair value of our ordinary shares;
•	competition from other manufacturers of solar modules, solar cells and silicon wafers, other renewable energy systems and conventional energy suppliers; and
•	PRC government policies regarding foreign investments.

You should read thoroughly this prospectus, any accompanying prospectus supplement and the documents that we reference in this prospectus and any applicable prospectus supplement with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in the section titled “Risk Factors”. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

This prospectus also contains or incorporates by reference data, including industry-demand and product-pricing data, related to the solar power market in several countries, including China. These market data include projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements and any related statements made in this prospectus and the documents incorporated by reference are made as of the date of the respective documents. The forward-looking statements obtained from third-party studies or reports are made as of the date of the corresponding study or report. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though circumstances may change in the future.

OUR COMPANY

We are a global leader in the photovoltaic industry based in China. We have built a vertically integrated solar power product value chain, from recovering silicon materials to manufacturing solar modules. We sell most of our solar modules under our own “JinkoSolar” brand, with a small portion of solar modules on an OEM basis. We also sell silicon wafers and solar cells that we do not use in our solar module production.

We sell our products in major export markets and China. We have 18 global sales offices in China, United Kingdom, Bulgaria, Greece, Romania, United Arab Emirates, Jordan, Saudi Arabia, Kuwait, Egypt, Morocco, Ghana, Kenya, Costa Rica, Colombia, Brazil and Mexico and 15 oversea subsidiaries in Japan, Singapore, India, Turkey, Germany, Italy, Switzerland, United States, Canada, Mexico, Brazil, Chile, Australia and South Africa, to conduct sales, marketing and brand development for our products around the world. As of March 31, 2017, we had an aggregate of more than 1,500 customers for our solar modules globally, including distributors, project developers and system integrators.

Our solar modules utilize advanced solar technologies. All of our solar modules sold in Europe are CE, IEC, TÜV, and MCS certified, all of our solar modules sold in Japan are JET certified, all of our solar modules sold in North America are UL certified and our monocrystalline solar modules sold in China are CQC certified. In 2013, our solar modules passed TÜV Nord’s Dust & Sand Certification Test, demonstrating their suitability for installation in desert regions. We also unveiled our “Eagle II” solar modules, which represent a new standard for performance and reliability. The “Eagle II” solar modules can reach peak power output of approximately 260 to 270 watts for a 60-cell module. We have also begun research on our “Eagle+” solar modules, which will be composed of multicrystalline cells that reached conversion efficiencies of approximately 20.4% in lab tests by a third party.

We leverage our vertically integrated platform and cost-efficient manufacturing capabilities in China to produce high quality products at competitive costs. Our solar cell and silicon wafer operations support our solar module production. As of March 31, 2017, we had an integrated annual capacity of 5.0 GW for silicon ingots and wafers, 4.0 GW for solar cells and 6.5 GW for solar modules. Our manufacturing facilities are primarily located in Jiangxi Province, Zhejiang Province and Xinjiang Uygur Autonomous Region of China and Penang of Malaysia providing convenient and timely access to key resources and suppliers.

We no longer have any downstream solar power projects in China after we disposed of our downstream solar power projects business in China in the fourth quarter of 2016, but still have a few overseas solar power projects in Italy, Mexico, Argentina and Japan.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading “Item 3. Key Information — D. Risk Factors” in our most recent annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any risk factors and other information described in the applicable prospectus supplement or relevant free writing prospectus before acquiring any of our securities. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

USE OF PROCEEDS

Unless we indicate otherwise in a prospectus supplement, we plan to use the net proceeds from the sale of the securities for general corporate purposes. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in any applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the period indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges.

	Year Ended December 31,
	2012		2013	2014	2015	2016
Ratio of earnings to fixed charges	—	(1)	1.80	2.48	2.04	2.35

(1)	Earnings for the year ended December 31, 2012 were insufficient to cover fixed charges by approximately RMB1,547.4 million (US$248.4 million) as our operating results were negatively impacted by the downward market performance during the whole year.

DESCRIPTION OF THE SECURITIES

We may issue from time to time, in one or more offerings, the following securities:

•	ordinary shares, including ordinary shares represented by ADSs;
•	debt securities; and
•	warrants.

We will set forth in the applicable prospectus supplement a description of the debt securities and warrants, and, in certain cases, the ordinary shares (including ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

Introduction

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, the Companies Law (2016 Revision) of the Cayman Islands, which is referred to as the Companies Law below, and the common law of the Cayman Islands. A Cayman Islands exempted company is a company that conducts its business outside of the Cayman Islands, is exempted from certain requirements of the Companies Law, including a filing of an annual return of its shareholders with the Registrar of Companies, does not have to make its register of shareholders open to inspection and may obtain an undertaking against the imposition of any future taxation.

As of the date of this prospectus, we have an authorized share capital of US$10,000 divided into 500,000,000 ordinary shares with a par value of US$0.00002 each, of which 130,186,074 shares are issued and outstanding. As of the date of this prospectus, there are vested and exercisable options to purchase 4,103,266 ordinary shares. The following are summaries of material provisions of our current memorandum and articles of association which are currently effective and the Companies Law insofar as they relate to the material terms of our ordinary shares. You should read the forms of our current memorandum and articles of association, which was filed as exhibits to our registration statement on Form F-1 on February 9, 2010. For information on how to obtain copies of our current memorandum and articles of association, see “Where You Can Find More Information About Us.”

Ordinary Shares

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members (shareholders). Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Meetings

Subject to our current articles of association, an annual general meeting and any extraordinary general meeting may be called by not less than 10 clear days’ notice in writing. Notice of every general meeting will be given to all our shareholders other than to such shareholders as, under the provisions of our current articles of association or the terms of issue of the shares they hold, are not entitled to receive such notices from us, and also to our directors and auditors.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, it will be deemed to have been duly called, if it is so agreed (i) in the case of a meeting called as an annual general meeting, by all our shareholders entitled to attend and vote at the meeting; or (ii) in the case of any other meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, being a majority together holding not less than 95% in nominal value of the issued shares giving that right.

No business other than the appointment of a chairman of a meeting shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business.

Two of our members entitled to vote and present in person or by proxy or (in the case of a member being a corporation) by its duly authorized representative representing not less than one-third in the nominal value of the total issued voting shares in our company throughout the meeting shall form a quorum and a corporation being a shareholder shall be deemed for the purpose of our current articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Voting Rights Attaching to the Shares

Subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share of which such shareholder is the holder.

Any ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes cast at a meeting of our shareholders, while a special resolution requires the affirmative votes of not less than two-thirds of the votes cast at a meeting of our shareholders. See “— Modification of Rights.”

No shareholder shall, unless our board of directors otherwise determines, be entitled to attend and vote or be reckoned in a quorum, in respect of any share unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

If a recognized clearing house (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is deemed to have been duly authorized without further evidence of the facts and be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)).

Protection of Minorities

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of our shares in issue, appoint an inspector to examine our affairs and to report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our current memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (a) an act which is ultra vires or illegal, (b) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (c) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our current memorandum and articles of association.

Liquidation Rights

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares, if we shall be wound up the liquidator may, with the sanction of a special resolution and any other sanction required by the Companies Law, divide among our shareholders in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for that purpose, value any assets as the liquidator deems fair upon any asset and determine how the division shall be carried out as between our shareholders or different classes of shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of our shareholders as the liquidator, with the like sanction, shall think fit, but so that no shareholders shall be compelled to accept any asset upon which there is a liability. If we shall be wound up, and the assets available for distribution among our shareholders as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. If we shall be wound up, and the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu amongst our shareholders in proportion to the amount paid up on the shares held by them respectively at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise.

Modification of Rights

Except with respect to share capital (as described below), alterations to our current memorandum and articles of association may only be made by special resolution of not less than two-thirds of votes cast at a meeting of our shareholders.

Subject to the Companies Law, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a special resolution of not less than two-thirds of votes cast at a separate meeting of our shareholders of that class.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking equally therewith.

Designations and Classes of Shares

All of our issued shares are ordinary shares. Our current articles of association provide that our authorized unissued shares shall be at the disposal of our board of directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as our board may in its absolute discretion determine but so that no shares shall be issued at a discount. In particular, our board of directors is empowered to redesignate from time to time authorized and unissued ordinary shares as other classes or series of shares, to authorize from time to time the issuance of one or more series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers and liquidation preferences, and to increase or decrease the size of any such class or series.

Transfer of Shares

Subject to the restrictions of our current articles of association, any of our shareholder may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in or such other form as prescribed by the Designated Stock Exchange or in any other form which the directors may approve. Our directors may, in their absolute discretion and without assigning any reason therefor, decline to register any transfer of any share (not being a fully paid up share). Our directors may also decline to recognize any instrument of transfer unless:

(a)	the instrument of transfer is lodged with us accompanied by the certificate for the ordinary shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;
(b)	the instrument of transfer is in respect of only one class of share;
(c)	a fee, if any, of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as the directors may from time to time require is paid to us in respect thereof; and
(d)	if applicable, the instrument of transfer is duly and properly stamped.

The registration of transfers may, after compliance with any notice requirements of the Designated Stock Exchange, be suspended and the register closed at such times and for such periods as the directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Share Repurchase

We are empowered by the Companies Law and our current articles of association to purchase our own shares. Our directors may only exercise this power on our behalf, subject to the Companies Law, our current memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the NYSE or by any other recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Law and our current articles of association, we in general meeting or our board of directors may from time to time declare dividends in any currency, but no dividends shall exceed the amount recommended by our board of directors. Under Companies Law, dividends may be declared and paid out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Unless and to the extent that the rights attached to any shares or the terms of issue thereof otherwise provide, with respect to any shares not fully paid throughout the period in respect of which the dividend is paid, all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. For these purposes no amount paid up on a share in advance of calls shall be treated as paid up on the share.

Our board of directors may from time to time pay to our shareholders such interim dividends as appear to our directors to be justified by our profits. Our directors may also pay dividends semi-annually or at other intervals to be selected by them at a fixed rate if they are of the opinion that the profits available for distribution justify the payment.

Our board of directors may retain any dividends or other monies payable on or in respect of a share upon which we have a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists. Our board of directors may also deduct from any dividend or other monies payable to any shareholder all sums of money, if any, presently payable by him or her to us on account of calls or otherwise.

No dividend shall carry interest against us.

Whenever our board of directors or we in general meeting have resolved that a dividend be paid or declared on our share capital, the board of directors may further resolve: (a) that such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that those of our shareholders entitled thereto will be entitled to elect to receive such dividend, or part thereof, in cash in lieu of such allotment; or (b) that those of our shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our board of directors may think fit. We may upon the recommendation of our board of directors by ordinary resolution resolve in respect of any one particular dividend that notwithstanding the foregoing a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid without offering any right to our shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest or other sum payable in cash to a holder of shares may be paid by cheque or warrant sent through the post addressed to the registered address of our shareholder entitled, or in the case of joint holders, to the registered address of the person whose name stands first in our register of shareholders in respect of the joint holding to such person and to such address as the holder or joint holders may in writing direct. Every cheque or warrant so sent shall be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on our register of shareholders in respect of such shares, and shall be sent at his or their risk and the payment of any such cheque or warrant by the bank on which it is drawn shall operate as a good discharge to us in respect of the dividend and/or bonus represented thereby, notwithstanding that it may subsequently appear that the same has been stolen or that any endorsement there on has been forged.

Any dividend unclaimed for six years from the date of declaration of such dividend may be forfeited and shall revert to us.

Our board of directors may, or we in general meeting direct that any dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe securities of us or any other company, and where any difficulty arises in regard to such distribution our directors may settle it as they think expedient, and in particular may issue certificates in respect of fractions of shares, disregard fractional entitlements or round the same up or down, and may fix the value for distribution of such specific assets and may determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to our board of directors.

Untraceable Shareholders

We are entitled to sell any share of a shareholder who is untraceable, provided that:

(i)	all cheques or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years prior to the publication of the advertisement and the expiry of three months (or such shorter period as may be permitted by the Designated Stock Exchange) since the date of the advertisement;
(ii)	we have not during that time received any indication of the existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and
(iii)	we have caused an advertisement to be published in newspapers in the manner stipulated by our current articles of association, giving notice of our intention to sell these shares, and a period of three months or such shorter period as may be allowed by the Designated Stock Exchange has elapsed since such advertisement.

The net proceeds of any such sale shall belong to us and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Inspection of Books and Records

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information About Us.”

Board of Directors

General

We are managed by a board of directors which currently consists of seven members. Our current articles of association provide that the board of directors shall consist of not less than two and not more than seven directors.

Our shareholders may by ordinary resolution at any time remove any director before the expiration of his period of office notwithstanding anything in our current articles of association or in any agreement between us and such director, and may by ordinary resolution elect another person in his stead. Subject to our current articles of association, the directors will have power at any time and from time to time to appoint any person to be a director, either to fill a casual vacancy or a vacancy created by the removal of a director, but so that the total number of directors (exclusive of alternate directors) must not at any time exceed the maximum number fixed in our current articles of association.

There are no share ownership qualifications for directors.

Meetings of our board of directors may be convened by the secretary on the request of a director or by any director.

A meeting of our board of directors will be competent to make lawful and binding decisions if at least two directors are present or represented. At any meeting of our directors, each director, be it by his or her presence or by his or her alternate, is entitled to one vote. A director may vote in respect of any contract or transaction in which he is directly or indirectly interested, provided, such director must declare the nature of his interest at the earliest meeting of the board at which it is practicable for him to do so, either specifically or by way of a general notice stating that, by reason of the facts specified in the notice, he is to be regarded as interested in any contracts of a specified description which we may subsequently make.

Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by written consent.

The remuneration to be paid to the directors shall be such remuneration as our board of directors may from time to time determine. Under our current articles of association, the directors shall also be entitled to be paid their traveling, hotel and other expenses reasonably incurred by them in, attending meetings of the directors, or any committee of the directors, or general meetings of our company, or otherwise in connection with the discharge of his duties as director.

Differences in Corporate Law

The Companies Law is modeled after similar law in England but does not necessarily always follow recent changes in English law. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the comparable provisions of the laws applicable to companies incorporated in the United States and their shareholders.

We are an exempted company with limited liability under the Companies Law. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is incorporated in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The responsibilities for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;
•	an exempted company’s register of members is not open to inspection;
•	an exempted company does not have to hold an annual general meeting;
•	an exempted company may issue no par value, negotiable or bearer shares;
•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•	an exempted company may register as a limited duration company; and
•	an exempted company may register as a segregated portfolio company.

Under the Companies Law, the liability of the members of a “limited liability” company formed under the Companies Law may be limited to the amount, if any, unpaid on the shares respectively held by them, provided that the memorandum of association contains a declaration that the liability of its members is so limited.

Interested Directors

There are no provisions under Cayman Islands law that require a director who is interested in a transaction entered into by a Cayman company to disclose his interest nor will render such director liable to such company for any profit realized pursuant to such transaction.

Voting Rights and Quorum Requirements

Under Cayman Islands law, the voting rights of shareholders are regulated by the company’s articles of association and, in certain circumstances, the Companies Law. The articles of association will govern matters such as quorum for the transaction of business, rights of shares, and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Under Cayman Islands law, certain matters must be approved by a special resolution which requires the affirmative vote of no less than two-thirds of the votes attached to the ordinary shares cast by those shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting; otherwise, unless the articles of association otherwise provide, the majority is usually a simple majority of votes cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation (a “Plan”), which must then be authorized by (a) a special resolution of the shareholders of each constituent company and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The Plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to majority vote have been met;
•	the shareholders have been fairly represented at the meeting in question;
•	the arrangement is such that a businessman would reasonably approve; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would likely be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, a company to challenge:

•	an act which is illegal or ultra vires and is therefore incapable of ratification by the shareholders;
•	an action which requires a resolution with a qualified or special majority which has not been obtained; and
•	an act which constitutes a fraud on the minority where the wrongdoers are themselves in control of the company.

Corporate Governance

Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe fiduciary duties to the companies for which they serve. Under our memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the NYSE or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement in which he is interested, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permits the indemnification of officers, directors and secretary for all actions, charges, losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers or secretary.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-takeover Provisions in the Current Memorandum and Articles of Association

Cayman Islands law does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred shares, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings, act by written consent and submit shareholder proposals. Our current memorandum and articles of association provides for, among others, a staggered board, blank check preferred stock and provisions that restrict the rights of shareholders to call shareholders’ meetings and eliminate their right to act by written consent.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, at common law, members of a board of directors owe fiduciary duties to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;
•	a duty not to personally profit from opportunities that arise from the office of director;
•	a duty to avoid conflicts of interest; and
•	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law contains provisions, which impose default fines on persons who fail to satisfy those requirements. However, in many circumstances, an individual is only liable if he knowingly is guilty of the default or knowingly and willfully authorizes or permits the default.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The articles of association of our company contain provisions that eliminate the right of shareholders to act by written consent.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our current articles of association only allow a majority of our board of directors or the chairman of our board of directors to call an extraordinary shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. However, our current articles of association require us to call such meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for election of directors are not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. While there is nothing under Cayman Islands law which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of a Company, our current articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our current articles of association, directors may be removed, by way of an ordinary resolution of the shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Sale of Assets

Contrary to the general practice in most corporations incorporated in the United States, Cayman Islands incorporated companies may not generally require that shareholders approve sales of all or substantially all of a company’s assets.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law and our current articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our current articles of association and as permitted by Cayman Islands law, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Law, our current memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our current memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our current memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary, will issue ADSs in connection with an offering of ADSs. Each ADS will represent an ownership interest in four ordinary shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and you as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which it has not distributed directly to you. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to ADRs shall include the statements you will receive which reflects your ownership of ADSs.

The depositary’s office is located at 1 Chase Manhattan Plaza, Floor 58, New York, NY 10005-1401.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s public reference room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will you receive dividends and other distributions on the shares underlying your ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.
•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.
•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights in its discretion. However, if we do not furnish such evidence, the depositary may (i) sell such rights if practicable and distribute the net proceeds in the same manner, as cash to the ADR holders entitled thereto; or (ii) if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.
•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with offerings to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. In the case of certificated ADSs, delivery will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
•	the payment of fees, taxes and similar charges; or
•	compliance with any U.S. or foreign laws or government regulations relating to the ADRs or to the withdrawal of deposited securities. This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares,
•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,
•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or
•	to receive any notice or to act in respect of other matters, all subject to the provisions of the deposit agreement.

Voting Rights

How do you vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will you be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries), to the depositary. It will distribute the same to the registered ADR holders.

Fees and Expenses

What fees and expenses will you be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reasons, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;
•	a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;
•	a fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);
•	reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary’s agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against ADS holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;
•	stock transfer or other taxes and other governmental charges;
•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;
•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and
•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between the depositary and us.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program, including investor relations expenses and exchange application and listing fees. Neither the depositary nor we can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of fees to be charged to holders of ADSs and (iii) our reimbursable expenses related to the ADR program are not known at this time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution, or in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR;
•	distribute additional or amended ADRs;
•	distribute cash, securities or other property it has received in connection with such actions;
•	sell any securities or property received and distribute the proceeds as cash; or
•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, or (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to receive and hold or sell distributions on deposited securities. As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales (as long as it may lawfully do so), without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such net proceeds and other cash.

Limitations on Obligations and Liability to ADR Holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up or, combination of any ADR, the delivery of any distribution in respect thereof, the withdrawal of any deposited securities, and from time to time, we or the depositary or its custodian may require:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable charges as described in the deposit agreement;
•	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable laws, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and
•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdrawal shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•	any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China (including the Hong Kong Special Administrative Region, the People’s Republic of China) or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);
•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;
•	it performs its obligations under the deposit agreement and ADRs without gross negligence or bad faith;
•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or
•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADR or ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by any securities depositary, clearing agency or settlement system in connection with or arising out of book-entry settlement of deposited securities or otherwise. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither the depositary nor any of its agents shall be liable to the registered holders of ADRs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary and its agents may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and you agree to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may (i) issue ADSs prior to the receipt of shares and (ii) deliver shares prior to the receipt of ADSs for withdrawal of deposited securities, including ADSs which were issued under (i) above but for which shares may not have been received (each such transaction a “pre-release”). The depositary may receive ADSs in lieu of shares under (i) above (which ADSs will promptly be canceled by the depositary upon receipt by the depositary) and receive shares in lieu of ADSs under (ii) above. Each such pre-release will be subject to a written agreement whereby the person or entity (the “applicant”) to whom ADSs or shares are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares or ADSs that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such shares or ADSs in its records and to hold such shares or ADSs in trust for the depositary until such shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such shares or ADSs, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not morse than five (5) business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs and shares involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to ADSs outstanding under (i) above), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided pursuant to (b) above, but not the earnings thereon, shall be held for the benefit of the registered holders of ADRs (other than the applicant).

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and
•	appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

PLAN OF DISTRIBUTION

We or any selling security holder may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;
•	to dealers or underwriters for resale;
•	directly to purchasers; or
•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or any selling security holder or any dealers acting for us or on our behalf or a selling security holder may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices; or
•	at negotiated prices.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriter, dealers or agents;
•	their compensation;
•	the net proceeds to us;
•	the purchase price of the securities;
•	the initial public offering price of the securities; and
•	any exchange on which the securities will be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of the securities offered through this prospectus, we or any selling security holder will sell the securities to them as principals, unless we otherwise indicate in the prospectus supplement. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We or any selling security holder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

We or any selling security holder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Institutional Investors

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;
•	insurance companies;
•	pension funds;
•	investment companies; educational and charitable institutions; and
•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or
•	the performance by us or the institutional investor.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, any selling security holder and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or any selling security holder may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We or any selling security holder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us or any selling security holder, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated and existing under the laws of the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;
•	an effective judicial system;
•	a favorable tax system;
•	the absence of exchange control or currency restrictions; and
•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and
•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in the PRC, and substantially all of our assets are located in the PRC. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to bring an action against us or against such persons in the United States, in the event that a shareholder believe that its rights have been infringed under of the securities laws of the United States or any state in the United States.

We have appointed JinkoSolar (U.S.) Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and DaHui Lawyers, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state or territory in the United States; or
•	entertain original actions brought in the courts of the Cayman Islands or the PRC against us or our directors or officers predicated solely upon the federal securities laws of the United States or any state or territory within the United States.

Maples and Calder (Hong Kong) LLP has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar fiscal or revenue obligations and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges.

DaHui Lawyers has further advised us that the recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC currently does not have any treaties or other agreements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Therefore, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our special United States counsel, to the extent governed by the laws of the State of New York, and by Maples and Calder (Hong Kong) LLP, our special legal counsel as to Cayman Islands law, to the extent governed by the laws of the Cayman Islands. Legal matters as to PRC law will be passed upon for us by DaHui Lawyers, our counsel as to PRC law. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to JinkoSolar Holding Co., Ltd.’s annual report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of PricewaterhouseCoopers Zhong Tian LLP is located at 11th Floor, PricewaterhouseCoopers Center, 2 Corporate Avenue, 202 Hu Bin Road, Shanghai 200021, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F and other information. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov. We also maintain a website at www.jinkosolar.com, but information contained on our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings, and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of our ADSs and, upon our request, will mail to all record holders of our ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus and any accompanying prospectus supplement are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.